Filed Pursuant to Rule 424(b)(5)

Registration No. 333-124894

Registration No. 333-128135

PROSPECTUS SUPPLEMENT

(to Prospectus dated September 13, 2005 and Prospectus dated July 7, 2005)

8,250,000 Shares

Common Stock

We are selling 8,250,000 shares of common stock.

Our common shares are quoted on the Nasdaq National Market under the symbol “PANC.” On October 5, 2005, the last reported sale price of our common shares was $10.62 per share.

Our business and an investment in our common shares involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-10 of this prospectus supplement and continuing on pages A-3 and B-3 of the accompanying prospectuses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectuses are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$10.50	$86,625,000

Underwriting discounts and commissions	$0.63	$5,197,500

Proceeds, before expenses, to Panacos	$9.87	$81,427,500

The underwriters may also purchase up to 1,237,500 shares of our common stock from us at the public offering price, less underwriting discounts and commissions, to cover over-allotments.

The underwriters expect to deliver the shares in New York, New York on October 12, 2005.

SG Cowen & Co.	Bear, Stearns & Co. Inc.

Needham & Company, LLC	Leerink Swann & Company

October 5, 2005

This prospectus supplement is a supplement to the accompanying prospectuses that are also a part of this document. This prospectus supplement and the accompanying prospectuses are part of a shelf registration statement that we filed with the Securities and Exchange Commission. Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $50,000,000, of which this offering is a part. In the accompanying prospectuses, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. This prospectus supplement and the accompanying prospectuses and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectuses. You should read both this prospectus supplement and the accompanying prospectuses as well as the additional information described under “Where You Can Find More Information” before investing in shares of our common stock.

S-i

You should rely only on the information contained in this prospectus supplement or contained in or incorporated by reference in the accompanying prospectuses to which we have referred you. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and contained, or incorporated by reference, in the accompanying prospectuses is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectuses or of any sale of our common stock.

This prospectus supplement contains references to a number of trademarks that are registered or are subject to pending applications or to which we have common law rights. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement or the accompanying prospectuses belongs to its holder.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectuses to “Panacos,” “Company,” “we,” “us” and “our” or similar terms are to Panacos Pharmaceuticals, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to two prospectuses covering the offering by us of up to an aggregate of $100,000,000 of our common stock and warrants. This prospectus supplement and the prospectus dated September 13, 2005 relate to the offer by us of $50,000,000 of our common stock. This prospectus supplement and the prospectus dated July 7, 2005 relate to the offer by us of $50,000,000 of our common stock. You should read this prospectus supplement along with the accompanying prospectuses carefully before you invest. These documents contain important information you should consider when making your investment decision. This prospectus supplement contains information about the common stock offered hereby and the prospectuses contain information about our securities generally.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectuses were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectuses. Before you decide to invest in our common stock, you should read the entire prospectus supplement and the accompanying prospectuses carefully, including the risk factors beginning on page S-10 of this prospectus supplement and continuing on pages A-3 and B-3 of the accompanying prospectuses, and the consolidated financial statements and related notes included in this prospectus supplement, the prospectuses and the documents incorporated by reference herein and therein. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

Our Company

Panacos Pharmaceuticals, Inc. (which we refer to as Panacos or the Company) seeks to develop next generation anti-infective products through the discovery and development of small molecule oral drugs designed to treat Human Immunodeficiency Virus, or HIV, and other major human viral diseases. We focus on disease indications where there is a clear unmet medical need and commercial opportunity for more effective therapies. We believe that a major potential commercial advantage of the HIV market is the shorter clinical development and product review times that have preceded the approval of currently marketed HIV drugs than is generally the case for many other disease indications. Because we believe that the most important problem in treating HIV is the emergence of viral strains that are resistant to currently approved drugs, our proprietary discovery technologies focus on novel targets in the virus life cycle, including virus maturation and virus fusion. Our lead product candidate is PA-457, a novel once-daily oral maturation inhibitor in Phase 2 clinical development for the treatment of HIV. In addition, our pipeline includes second-generation maturation inhibitors, small molecule HIV fusion inhibitors, and a third-generation maturation inhibitor program.

Approximately 350,000 patients are treated for HIV in the United States annually. We believe that the most promising approach to treatment of drug-resistant HIV is to develop new oral drugs directed against novel virus targets. There are currently three approved classes of oral HIV drugs: Nucleoside (or Nucleotide) Reverse Transcriptase Inhibitors or NRTIs, Non-Nucleoside Reverse Transcriptase Inhibitors or NNRTIs and Protease Inhibitors or PIs. Up to approximately 80% of treated patients harbor drug-resistant HIV strains, as do up to 25% of newly diagnosed patients, making drug resistance a major problem in the treatment of HIV. Due to drug resistance, patient treatment regimes often include the use of two or three drugs in combination and require frequent readjustment. Many HIV drug treatment regimes include multiple drugs from the same class with several drugs currently co-formulated in fixed dosage form with other drugs. Worldwide 2004 sales for the eight approved NRTIs plus four approved NRTI co-formulations totaled approximately $4 billion. Worldwide 2004 sales for the three approved NNRTIs and the nine approved PIs totaled approximately $1 billion and $2 billion, respectively.

PA-457. PA-457 is a once-daily oral small molecule HIV drug candidate in Phase 2 clinical testing. It is the first in a new class of drug candidates that work by a novel mechanism of action called maturation inhibition that is different from the mechanism of any approved drugs or other drugs known by us to be in development. This new target for HIV drugs was discovered by Panacos scientists and their academic collaborators. Maturation inhibition occurs at the end of the virus life cycle as newly formed HIV matures into infectious virus particles. PA-457 blocks a key step in the processing of a viral core protein called capsid, so that, following PA-457 treatment, virus particles released from cells are immature and non-infectious. Preclinical studies have shown that PA-457 retains full activity against virus strains resistant to currently approved drugs, is effective in an animal model of HIV infection and should be suitable for use in combination therapy with other drugs. Based on currently available clinical data, we believe that PA-457 has the potential to play an important role in treating both treatment-experienced patients and patients previously untreated.

Phase 2a PA-457 Clinical Trials. We recently announced the completion of a Phase 2a clinical trial of PA-457, and provided preliminary analysis of the results. The trial met its primary endpoint by demonstrating a statistically significant reduction in the level of HIV in the blood, known as viral load, compared to placebo (p<0.0001 at the highest dose of 200mg once daily). The median reduction in viral load at this dose was 1.033 log10, or a 91% decrease.

In the randomized, double-blind, placebo-controlled Phase 2a trial, performed at leading academic centers in the United States, PA-457 at one of four doses (25mg, 50mg, 100mg or 200mg) or placebo (six to eight patients per group) was administered orally once daily for ten days to HIV-infected patients who were not on other antiretroviral therapy during the trial and for at least the previous 12 weeks. The primary endpoint was viral load reduction on Day 11. Secondary endpoints included safety, tolerability and pharmacokinetics.

At the 50mg, 100mg and 200mg doses, PA-457 treatment for ten days resulted in statistically significant reductions in viral load compared to placebo, with decreases of up to 1.73 log10, or 98%, in individual patients. The reductions in viral load and associated statistics are given in the following table:

Day 11 Median Viral Load Reductions in Phase 2a Study of PA-457

	Total Patients/Patients with Prior ART*	Log10 Change	% Change	P-Value**
Placebo	8/2	+0.026	+6%	—
25 mg	6/4	+0.050	+12%	Not significant
50 mg	6/3	-0.167	-32%	0.0217
100 mg	6/1	-0.481	-67%	0.0036
200 mg	7***/3	-1.033	-91%	<0.0001

*	Antiretroviral therapy.
**	Compared to placebo. A p-value of less than 0.05 is generally considered statistically significant.
***	Viral load changes based on six evaluable patients.

Reduction in viral load compared to placebo was seen in patients previously treated for HIV infection as well as in previously untreated patients. Read together, these data indicate that PA-457 has potent antiviral activity. Based on the observed relationship between administered dose and the extent of resulting antiviral activity, we believe that higher doses or longer dosing may further increase the potency of PA-457.

Genetic analysis of HIV in all patients pre- and post-treatment showed no evidence of the development of resistance to PA-457, the same result as seen previously in a single dose Phase 1/2 study with PA-457. All doses were observed to be well tolerated with no major (Grade 3 or 4) laboratory abnormalities. All adverse experiences were mild or moderate and no dose-limiting toxicity was identified. One moderate adverse event was classified as possibly related to drug and was categorized as serious based on the subject’s hospitalization for diagnostic tests. It involved a patient with a 5-year history of hypertension and recent poor medication compliance who exhibited transient findings of a probable lacunar cerebrovascular accident, a type of stroke which is a known complication of hypertension.

Previous PA-457 Clinical Trials. A previous Phase 1/2 clinical study indicated that a single oral dose of PA-457 has antiviral activity in HIV-infected patients, including individuals infected with drug resistant strains. In this study, PA-457 at one of three doses (75mg, 150mg or 250mg; six patients per group) or placebo (six patients) was administered in a single oral dose to HIV-infected patients who were not on other antiretroviral therapy during the study and for at least the previous four weeks.

At the 150mg and 250mg doses, a single oral dose of PA-457 resulted in statistically significant reductions in viral load compared to placebo at multiple time points following dosing. A decrease in viral load of up to approximately 0.3 log10, or 50%, was seen in eight of 12 patients receiving these doses, with a decrease of approximately 0.7 log10, or 80%, in four of these patients.

Single dose and multiple dose Phase 1 studies of PA-457 were also performed in uninfected volunteers. In these studies, PA-457 was well tolerated, with good oral bioavailability and favorable pharmacokinetics including a long half life (approximately 2.5 to 3 days) that appear to support a once-daily dosing regimen.

PA-457 Clinical and Regulatory Plans. We are preparing to initiate a Phase 2b trial of PA-457 at multiple clinical sites in the United States in the first half of 2006. In this trial, PA-457 will be administered to HIV-infected patients in combination with approved HIV drugs. We intend to enroll approximately 180 to 240 patients who will receive PA-457 in multiple doses or placebo in conjunction with approved HIV drugs to determine the optimum dose of PA-457 for Phase 3 clinical trials. Endpoints are expected to include viral load reduction and safety after several months of dosing. The U.S. Food and Drug Administration, or FDA, recently indicated that PA-457 should be evaluated in two drug interaction studies, prior to initiation of Phase 2b, to study the possible effects of co-administration of the drug with ritonavir or atazanavir. The FDA recommendation is consistent with FDA ongoing guideline development related to drugs that, like PA-457, are metabolized by an enzymatic process called glucuronidation. We plan to complete these studies in early 2006. Prior to the initiation of the Phase 2b trial, we will also need to complete chronic toxicology studies and development of a tablet form of the drug, both of which are in progress, as well as agree with the FDA on doses to be used in the trial.

The FDA has granted Fast Track designation to PA-457. Fast Track designation may be granted to a new drug when the FDA determines that the specific indication for which the drug is being studied is serious or life-threatening and that the drug demonstrates the potential to address unmet medical needs for that indication. Developers of Fast Tracked products have greater access to FDA resources as well as eligibility for submission of a rolling New Drug Application, or NDA. In addition, Fast Track designation may make the NDA eligible for priority FDA review and/or accelerated approval.

Other Research and Development Programs. We have established research and development programs designed to generate second- and third-generation maturation inhibition products. Second-generation maturation inhibitors are chemical analogs of PA-457 whereas our third-generation program seeks to discover maturation inhibitors with different chemical structures. We believe that there is the potential for multiple marketed products in this class and are working to bring additional maturation inhibitors into clinical development with a goal of filing an Investigational New Drug Application, or IND, for a second-generation maturation inhibitor during 2006.

We also have a research and development program focused on the initial step in the HIV virus life cycle, fusion of the HIV virus to human cells. Fusion inhibition is a novel target for oral drug development. The only approved HIV fusion inhibitor, Fuzeon, is a protein drug which is expensive to manufacture and is administered only by injection. Panacos scientists have developed proprietary drug screening technology to identify inhibitors of virus fusion and have used this successfully to identify novel small molecule HIV fusion inhibitors. These compounds are currently being optimized to generate an oral drug candidate suitable for clinical testing.

Our Commercial Strategy. We plan to conduct Phase 3 clinical trials in both treatment-experienced and previously untreated HIV-infected patients. We plan to file initially for accelerated regulatory approval of PA-457 for therapy of treatment-experienced patients based on 24-week clinical trial data, followed by therapy of previously untreated patients based on 48-week data. Although we believe that we could successfully develop and market PA-457 without a strategic corporate collaboration, we are also exploring corporate collaboration opportunities to facilitate the development and commercialization of PA-457. We intend to evaluate the relative merits of both approaches on an ongoing basis.

Intellectual Property

We actively seek to protect the proprietary technology that we consider important to our business, including compositions and forms and their methods of use. In addition to seeking patent protection in the United States, we and our collaborators generally file patent applications in Western European countries and additional foreign countries, including Australia, Canada and Japan, on a selective basis. We also rely upon trade secrets and contracts to protect our proprietary information. We have acquired, and continue to acquire, assignments, options and/or licenses to patents and applications from our collaborators.

As of the date of this prospectus supplement, our patent estate in antiviral therapeutics includes nine issued U.S. patents and ten pending U.S. applications. Each of the U.S. applications and patents have one or more corresponding foreign applications or patents.

PA-457 is protected by patents and applications relating to the new chemical entity, specific salt forms as well as pharmaceutical compositions and methods of using the salt forms to treat HIV infection. The U.S. patent protecting the chemical entity PA-457 is co-owned with the University of North Carolina at Chapel Hill, or UNC. This patent expires in 2015. We have an exclusive worldwide license, on terms typical of an early stage academic collaboration, from UNC for all indications under this patent. Either of us may terminate the license upon customary terms included in the license agreement, including upon an uncured material default by the other party, as defined in the license agreement.

We have four additional families of U.S. applications (one of which is patented) relating to additional compounds in this program. The issued U.S. patent covers certain molecules known as betulin esters and their use for treating HIV infections. This patent expires in 2019. We have a family of applications relating to the mechanism of action of PA-457. These applications cover methods of inhibiting viral maturation as well as methods and compositions useful for identifying inhibitors of viral maturation. These applications are co-owned with the U.S. Public Health Service. In the fusion inhibitor area, we have an issued U.S. patent, expiring in 2021, that includes claims covering certain methods of identifying inhibitors of viral fusion to human cells.

Company Background

In March 2005, V.I. Technologies, Inc. merged with Panacos Pharmaceuticals, Inc. (the “former Panacos”), a private company founded in 1999 to develop small molecule therapeutics for HIV and other serious viral infections. Following the merger, the combined company was known as V.I. Technologies, Inc. until the name was changed to Panacos Pharmaceuticals, Inc. in August 2005. Prior to the March 2005 merger, the INACTINE™ Pathogen Reduction System for red blood cells was V.I. Technologies’ principal development stage program. We have since terminated the development program for the INACTINE™ system.

We were organized under the laws of the State of Delaware in December 1992. Our principal executive offices are located at 134 Coolidge Avenue, Watertown, Massachusetts 02472, and our telephone number is (617) 926-1551. Our website address is www.panacos.com. The contents of our website are not part of this prospectus supplement or the accompanying prospectuses.

Recent Financial Results and the Impact of the Merger between V.I. Technologies and Panacos Pharmaceuticals

In March 2005, V.I. Technologies merged with the former Panacos. For accounting purposes, the transaction is considered a “reverse merger” under which the former Panacos is considered the acquirer of V.I. Technologies. Accordingly, 2002, 2003 and 2004 results and results for 2005 prior to the consummation of the merger reflect the former Panacos financial information. The audited financial statements of the former Panacos were filed with the SEC as part of our Registration Statement on Form S-2 (Reg. No. 333-123205) in the first quarter of 2005.

As a result of the merger, we recorded an in-process research and development charge of $19.4 million in the six months ended June 30, 2005. The amount allocated to in-process research and development represents an estimate of the fair value of an in-process technology research project purchased from V.I. Technologies that, as of the closing date of the merger, had not reached technological feasibility and had no alternative future use. In-process research and development was expensed immediately upon the consummation of the merger.

In addition, as a result of the merger, we recorded two non-cash impairment charges of $12.1 million and $1.7 million in the first quarter of 2005 and second quarter of 2005, respectively, producing a combined charge for the six months ended June 30, 2005 of $13.8 million. The first charge of $12.1 million consisted of $8.1 million and $4.0 million on the property and equipment and the workforce intangible asset balances of V.I. Technologies, respectively. The $1.7 million charge recorded during the second quarter followed the announcement on June 30, 2005 of our discontinuance of the INACTINE™ program, and consisted of $0.4 million and $1.3 million on the INACTINE ™-specific property and equipment and the workforce intangible asset balances, respectively.

Concurrently with the merger, we completed a private placement of common stock and warrants, which resulted in net proceeds of $18.1 million. On April 29, 2005, we closed a rights offering raising additional net proceeds of $2.2 million.

Unrestricted cash and cash equivalents were $15.3 million as of June 30, 2005. We expect to incur substantial additional research and development expenses that may increase from historical levels as we move our lead compound, PA-457, through clinical trials, and increase our pre-clinical efforts for our maturation inhibitor and fusion inhibitor programs. Based on our current plans and forecasts, we expect that our existing cash and cash equivalents, including the anticipated net proceeds from this offering, should be sufficient to enable us to fund our operations into the second half of 2007.

You should read the foregoing information in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Forms 10-Q for the periods ended March 31, 2005 and June 30, 2005 and our financial statements and the related notes, which are incorporated by reference into this prospectus supplement. The results of operations for interim periods are not necessarily indicative of operating results for the full year.

Condensed Consolidated Statements of Operations

(in thousands, except for per share data)

Unaudited

	Inception From September 29, 1999 (inception) to June 30, 2005	Three Months Ended		Six Months Ended
		June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
Revenues	$4,862	$271	$281	$494	$733
Operating expenses:
Research and development	32,213	2,767	4,622	4,266	8,912
General and administrative	8,896	643	2,347	1,045	3,717
In-process research and development	19,417	—	—	—	19,417
Impairment charges	13,773	—	1,650	—	13,773

Total operating expenses	74,299	3,410	8,619	5,311	45,819

Loss from operations	(69,437)	(3,139)	(8,338)	(4,817)	(45,086)
Interest (income) expense, net	(12)	(15)	(95)	103	(122)
Other expense (income)	(15)	—	7	—	(15)

Net loss	(69,410)	(3,124)	(8,250)	(4,920)	(44,949)
Accretion of preferred stock dividends	4,050	542	—	782	—

Net loss available to common stockholders	$(73,460)	$(3,666)	$(8,250)	$(5,702)	$(44,949)

Basic and diluted net loss per share		$(7.41)	$(0.21)	$(12.21)	$(1.83)

Weighted average shares used in calculation of basic and diluted net loss per share		495	38,966	467	24,576

Condensed Consolidated Balance Sheets

(in thousands)

Unaudited

	December 31, 2004	June 30, 2005
Assets
Cash and cash equivalents	$4,879	$15,323
Other current assets	342	1,061
Non-current assets	1,110	3,197

Total assets	$6,331	$19,581

Liabilities, redeemable preferred stock and warrants and stockholders’ equity (deficit)
Current liabilities	$2,742	$6,640
Long-term obligations	35	3
Other long-term liabilities	81	114
Warrants to purchase redeemable preferred stock	22	—
Redeemable preferred stock	29,897	—
Stockholders’ equity (deficit)	(26,446)	12,824

Total liabilities, redeemable preferred stock and warrants and stockholders’ equity (deficit)	$6,331	$19,581

The Offering

Common Stock offered by us	8,250,000 shares

Common stock to be outstanding after the offering	47,756,529 shares

Over-allotment option	1,237,500 shares

Use of proceeds

For clinical trial expenditures, research and development expenditures, general corporate purposes, capital expenditures, acquisitions of new technologies and working capital. See “Use of Proceeds” on page S-12.

Symbol	PANC

The number of shares of common stock to be outstanding after this offering is based on the actual number of shares outstanding as of June 30, 2005, and does not include, as of that date:

•	5,433,485 shares of our common stock subject to outstanding warrants, having a weighted average exercise price of $3.90 per share;

•	4,639,080 shares of our common stock subject to outstanding options under our Equity Incentive Plans, having a weighted average exercise price of $3.67; and

•	3,073,220 shares of our common stock reserved for future issuance under our Equity Incentive Plans.

Unless otherwise stated, all information contained in this prospectus supplement and the accompanying prospectuses assumes that the underwriters do not exercise their over-allotment option.

Summary Consolidated Financial Data

(in thousands, except per share data)

The following tables set forth our summary consolidated financial data. This data has been derived from our audited consolidated financial statements for the years ended December 31, 2002, 2003 and 2004, and our unaudited consolidated financial statements for the six-month periods ended June 30, 2004 and 2005 and the period from September 29, 1999 (inception) to June 30, 2005, all of which are incorporated by reference into this prospectus supplement. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Forms 10-Q for the periods ended March 31, 2005 and June 30, 2005 and our financial statements and the related notes, which are incorporated by reference into this prospectus supplement. The results of operations for interim periods are not necessarily indicative of operating results for the full year. The summary pro forma consolidated balance sheet data as of June 30, 2005 gives effect to the sale of 8,250,000 shares of common stock offered by us in this offering at a public offering price of $10.50 per share, after deducting underwriting discounts and commissions and our estimated offering costs.

Consolidated Statements of Operations Data
Audited
	Years Ended December 31,
	2002	2003	2004
Revenues	$926	$1,078	$1,337
Operating expenses:
Research and development	4,416	4,459	11,156
General and administrative	1,006	950	2,150

Total operating expenses	5,422	5,409	13,306

Loss from operations	(4,496)	(4,331)	(11,969)
Interest expense (income), net	(35)	177	69
Other expense (income)	—	—	—

Net loss	$(4,461)	$(4,508)	$(12,038)

Consolidated Statements of Operations Data
Unaudited
	Inception from September 29, 1999 (inception) to June 30, 2005	Six Months Ended June 30,
		2004	2005
Revenues	$4,862	$494	$733
Operating expenses:
Research and development	32,213	4,266	8,912
General and administrative	8,896	1,045	3,717
In-process research and development	19,417	—	19,417
Impairment charges	13,773	—	13,773

Total operating expenses	74,299	5,311	45,819

Loss from operations	(69,437)	(4,817)	(45,086)
Interest expense (income), net	(12)	103	(122)
Other (income)	(15)	—	(15)

Net loss	(69,410)	(4,920)	(44,949)
Accretion of preferred stock dividends	4,050	782	—

Net loss available to common Stockholders	$(73,460)	$(5,702)	$(44,949)

Basic and diluted net loss per share		$(12.21)	$(1.83)

Weighted average shares used in calculation of basic and diluted net loss per share		467	24,576

Consolidated Balance Sheet Data
Unaudited
	As of June 30, 2005
	Actual	Pro Forma
Cash, cash equivalents	$15,323	$96,407
Total assets	19,581	100,665
Long-term obligations	117	117
Deficit accumulated during the development stage	(70,325)	(70,325)
Stockholders’ equity	12,824	93,908

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, the risk factors in the accompanying prospectuses and all other information contained in this prospectus supplement and the accompanying prospectuses and incorporated by reference into the accompanying prospectuses before purchasing our common stock. The risks and uncertainties described below and in the accompanying prospectuses are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of such risks or the risks described below or in the accompanying prospectuses occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

The risk factors beginning on page A-3 of the prospectus dated September 13, 2005 supplement the risk factors beginning on page B-3 of the prospectus dated July 7, 2005, and, to the extent inconsistent therewith, supersede those risk factors. In addition, the risk factors in this prospectus supplement are in addition to the risk factors in the accompanying prospectuses.

RISKS RELATED TO THIS OFFERING

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not yield profitable results or increase our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on a public offering price of $10.50 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $8.54 per share in the net tangible book value of the common stock. If the underwriters exercise their over-allotment option, you will experience additional dilution. See “Dilution” on page S-15 for a more detailed discussion of the dilution you will incur in this offering.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectuses and the documents incorporated by reference in the accompanying prospectuses contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” beginning on page S-10 of this prospectus supplement and continuing on pages A-3 and B-3 of the accompanying prospectuses and elsewhere in this prospectus supplement and the accompanying prospectuses, that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;

•	anticipated agreements with marketing partners;

•	anticipated clinical trial timelines or results;

•	anticipated research and product development results;

•	projected regulatory timelines;

•	descriptions of plans or objectives of management for future operations, products or services;

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statements to actual results or if new information becomes available.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, at a public offering price of $10.50 per share, will be approximately $81.1 million, after deducting the underwriting discounts and our estimated offering expenses. If the underwriters exercise their over-allotment option, we estimate that our net proceeds will be approximately $93.3 million. We intend to use the net proceeds from this offering for clinical trial expenditures, research and development expenditures, general corporate purposes, capital expenditures, acquisitions of new technologies and working capital.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. We have no current plans, commitments or agreements with respect to any acquisitions and may not make any acquisitions. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the Nasdaq National Market under the symbol “PANC.” The last reported sale price for our common stock on October 5, 2005 was $10.62 per share. The table below sets forth the reported high and low bid prices (adjusted to reflect our 1-for-10 reverse stock split on March 14, 2005) for our common stock during the periods indicated.

	Price range of Common Stock
	High	Low
Fiscal Year ended December 27, 2003:
Quarter Ended:
First quarter	$12.00	$5.50
Second quarter	39.80	7.00
Third quarter	33.20	18.60
Fourth quarter	31.00	5.50
Fiscal Year ended December 31, 2004:
Quarter Ended:
First quarter	$17.80	$9.50
Second quarter	15.50	10.00
Third quarter	12.00	6.70
Fourth quarter	9.80	5.10
Fiscal Year ended December 31, 2005:
Quarter Ended:
First quarter	$15.20	$2.83
Second quarter	6.39	2.31
Third quarter (through October 5, 2005)	12.00	4.91

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of June 30, 2005:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to 8,250,000 shares of our common stock in this offering at a public offering price of $10.50, after deducting estimated underwriting discounts and commissions and our estimated offering costs.

You should read this table with the financial statements and the notes thereto incorporated by reference into the accompanying prospectuses.

	As of June 30, 2005
	Actual	Pro Forma
	(In thousands, except per share data)
Cash and cash equivalents	$15,323	$96,407

Long-term obligations	$117	$117
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value; 550,000,000 shares authorized, 39,506,529 shares issued and outstanding, actual; 550,000,000 shares authorized, 47,756,529 shares issued and outstanding, pro forma	395	477
Additional paid-in capital	83,430	164,432
Deferred compensation	(676)	(676)
Deficit accumulated during development stage	(70,325)	(70,325)

Total stockholders’ equity	12,824	93,908

Total Capitalization	$12,941	$94,025

The number of shares of common stock as reflected in the actual and pro forma columns above is based on the actual number of shares outstanding as of June 30, 2005, and does not include, as of that date:

•	5,433,485 shares of our common stock subject to outstanding warrants, having a weighted average exercise price of $3.90 per share;

•	4,639,080 shares of our common stock subject to outstanding options under our Equity Incentive Plans, having a weighted average exercise price of $3.67; and

•	3,073,220 shares of our common stock reserved for future issuance under our Equity Incentive Plans.

DILUTION

As of June 30, 2005, the net tangible book value of our common stock was $12.8 million, or approximately $0.32 per share. Net tangible book value per share represents total consolidated tangible assets less total consolidated liabilities, divided by the aggregate number of shares of our common stock outstanding. After giving effect to our sale of common stock in the offering, at a public offering price of $10.50 per share, and after deducting estimated underwriting discounts and estimated offering expenses payable by us of $5.5 million, our pro forma net tangible book value as of June 30, 2005, would have been approximately $93.9 million, or $1.96 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $1.64 per share and an immediate dilution to new investors of $8.54 per share.

The following table illustrates this per share dilution:

Public offering price per share of common stock		$10.50
Net tangible book value per share as of June 30, 2005	$0.32
Increase per share attributable to new investors	1.64

Net tangible book value per share after giving effect to this offering		1.96

Dilution per share to new investors		$8.54

In the discussion and table above, we assume no exercise of outstanding options or warrants. As of June 30, 2005, there were:

•	5,433,485 shares of our common stock subject to outstanding warrants, having a weighted average exercise price of $3.90 per share;

•	4,639,080 shares of our common stock subject to outstanding options under our Equity Incentive Plans, having a weighted average exercise price of $3.67; and

•	3,073,220 shares of our common stock reserved for future issuance under our Equity Incentive Plans.

MANAGEMENT

Executive Officers, Senior Management and Directors

The executive officers, senior management and directors of the Company are as follows:

Name	Age	Position
Samuel K. Ackerman, M.D.	57	Chairman, President and Chief Executive Officer, Director
Graham P. Allaway, Ph.D.	50	Chief Operating Officer
Peyton J. Marshall, Ph.D.	50	Executive Vice President and Chief Financial Officer
Carl T. Wild, Ph.D.	49	Chief Science Officer
David E. Martin, Pharm.D., MBA	39	Sr. Vice President, Drug Development
Eric W. Linsley(1)	43	Director
Jeremy Hayward-Surry(2)(3)	62	Director
Herbert H. Hooper, Ph.D.(3)	42	Director
R. John Fletcher(3)	59	Director
Irwin Lerner(1)(2)	75	Director
Joseph M. Limber(1)(2)	52	Director

(1)	Member of our Compensation Committee.
(2)	Member of our Audit Committee.
(3)	Member of our Nominating and Governance Committee.

Executive Officers and Senior Management

Samuel K. Ackerman, M.D. has served as our Chief Executive Officer since our merger with the former Panacos in March 2005. Dr. Ackerman has served as a director and as Chief Scientific Officer of V.I. Technologies since November 1999 and as Chairman since September 2000. From November 2003 through the former Panacos’ merger with V.I. Technologies in March 2005, Dr. Ackerman had been Chairman and Interim Chief Executive Officer of the former Panacos. Dr. Ackerman became Executive Vice President and Chief Scientific Officer of V.I. Technologies upon V.I. Technologies’ November 1999 merger with Pentose Pharmaceuticals, Inc. Dr. Ackerman co-founded Pentose in June 1995 and served as its President, Chief Executive Officer and Director from February 1997 until Pentose’s merger with V.I. Technologies. Dr. Ackerman was founding President and Chief Executive Officer of Cyclis Pharmaceuticals, Inc., a cancer therapeutics company, from its inception in October 2001 until September 2003, when it was acquired by ArQule, Inc. He previously served as Vice President, Development and Regulatory Affairs of OraVax, Inc. from December 1993 to January 1997. From May 1986 to November 1993, he was Senior Vice President, Medical and Regulatory Affairs of XOMA Corporation and, before that, was Director of the Division of Biological Investigational New Drugs of the Center for Biologics Evaluation and Research of the FDA. Dr. Ackerman holds a B.A. from Cornell University and an M.D. from Jefferson Medical College.

Graham P. Allaway, Ph.D. has served as our Chief Operating Officer since May 3, 2005. Prior to the merger between V.I. Technologies and the former Panacos in March 2005, Dr. Allaway was Chief Operating Officer of the former Panacos. He was founding Chief Executive Officer and President of the former Panacos on its formation in 1999. Prior to founding the former Panacos, Dr. Allaway was Senior Vice-President for Drug Discovery at Boston Biomedica Inc., which he joined in 1998. Prior to this, Dr. Allaway was Chief Executive Officer of Manchester Biotech (United Kingdom) from 1997 to 1998. From 1990 to 1997, Dr. Allaway held various positions at Progenics Pharmaceuticals, Inc. in Tarrytown, New York. Dr. Allaway received his M.A. in Zoology from Oxford University and his Ph.D. in Virology from the University of London. He then held research fellowships at Memorial University in Newfoundland, Canada and at the National Institutes of Health in Bethesda, Maryland before entering industry.

Peyton J. Marshall, Ph.D. has served as our Executive Vice President and Chief Financial Officer since August 2005. Prior to that, Dr. Marshall served as Senior Vice President, Finance and Administration and Chief Financial Officer of EPIX Pharmaceuticals, Inc. from November 2002 until July 2005. Prior to joining EPIX,

Dr. Marshall was Chief Financial Officer of The Medicines Company from 1997 until 2002. From 1995 to 1997, Dr. Marshall was a Managing Director and head of European Corporate Financing and Risk Management Origination at Union Bank of Switzerland, an investment banking firm. From 1986 to 1995, Dr. Marshall held various investment banking positions at Goldman Sachs and Company, an investment banking firm, including head of European product development from 1987 to 1993 and Executive Director, Derivatives Origination from 1993 to 1995. From 1981 to 1986, Dr. Marshall held several product development positions at The First Boston Corporation, an investment banking firm, and was an Assistant Professor of Economics at Vanderbilt University. Dr. Marshall holds an A.B. in economics from Davidson College and a Ph.D. in economics from the Massachusetts Institute of Technology.

Carl T. Wild, Ph.D. has served as our Chief Science Officer since the merger between V.I. Technologies and the former Panacos. Prior to the merger between V.I. Technologies and the former Panacos in March 2005, Dr. Wild was the co-founding Chief Science Officer of the former Panacos at its formation in 1999. Prior to co-founding the former Panacos, Dr. Wild was a senior scientist at BBI Biotech Research Laboratories, which he joined in 1996. Prior to this, Dr. Wild was a research scientist at Duke University’s Center for AIDS Research from 1990 to 1996. Dr. Wild received his B.S. in Chemistry from East Tennessee State University and his Ph.D. in Organic Chemistry from Virginia Polytechnic Institute & State University. He then completed a Residency research fellowship at Purdue University.

David E. Martin, Pharm.D, MBA has served as our Senior Vice President, Drug Development since the merger between V.I. Technologies and the former Panacos. Prior to the merger between V.I. Technologies and the former Panacos in March 2005, Dr. Martin was the Senior Vice President, Drug Development of the former Panacos since 2001. Prior to joining the former Panacos, Dr. Martin held the positions of Director, Clinical Pharmacology and Associate Director, Clinical Pharmacology at Bristol-Myers Squibb (formerly Dupont Pharmaceuticals), which he joined in 1999. Prior to this, Dr. Martin was Assistant Director, Virology Clinical Development at PharmaResearch Corporation from 1997 to 1999. From 1994 to 1997, Dr. Martin held various positions at SmithKline Beecham Pharmaceuticals. Dr. Martin received his Doctor of Pharmacy from the University of Southern California, then completed his Residency at USC School of Pharmacy and a Fellowship at The University of North Carolina at Chapel Hill and Glaxo, Inc. Dr. Martin received his Masters of Business Administration in Pharmaceutical Marketing from St. Joseph’s University.

Non-Employee Directors

Eric W. Linsley was a director of the former Panacos and has served as one of our directors since March 2005. Mr. Linsley is a Partner with A.M. Pappas & Associates, LLC, a Research Triangle Park, North Carolina-based venture capital firm that invests nationally in the life science industry. Prior to joining A.M. Pappas & Associates in early 2000, Mr. Linsley served as Chief Financial Officer of TriPath Imaging, a Nasdaq-listed medical device company. Prior to this, he served as Chief Financial Officer and Vice President of Operations at AutoCyte until its merger with NeoPath and Neuromedical Systems to form TriPath in 1999. From 1991 to 1997, Mr. Linsley worked as an investment professional with Ampersand Ventures, a venture capital firm based in Boston. Mr. Linsley previously was a management consultant with Bain & Co. and McKinsey & Co., and was a certified public accountant with Arthur Andersen. Mr. Linsley is a director of Emerald BioAgriculture, FlowCardia, Sensys Medical and Signase. He received a B.A. in Economics from Trinity College, an M.S. in Accounting from New York University and an MBA from the Wharton School at the University of Pennsylvania.

Jeremy Hayward-Surry has served as a director since December 1997 and as lead director since March 2005. He was the President of Pall Corporation, a global company operating in the fields of filtration, separations and purification, from July 1994 through July 2003 and a member of its Board of Directors from April 1993 through November 2003. Mr. Hayward-Surry was also the Treasurer and Chief Financial Officer of Pall from August 1992 until December 1997 and Executive Vice President of Pall from 1992 to July 1994. Mr. Hayward-Surry is a Director and the Non-Executive Chairman of the Board of Directors of Savient Pharmaceuticals, Inc., a specialty pharmaceuticals company engaged in the research, development, manufacture, and marketing of pharmaceutical products since June 2003. Mr. Hayward-Surry is a Fellow of the Institute of Chartered Accountants in England and Wales.

Herbert H. Hooper, Ph.D. was a director of the former Panacos and has served as one of our directors since the merger of the former Panacos and V.I. Technologies in March 2005. Dr. Hooper is a General Partner at Ampersand Ventures. Prior to joining Ampersand in 2002, Dr. Hooper served as executive vice president and chief technical officer of ACLARA BioSciences, a public life sciences company which he founded in 1995. From 1993 to 1995, Dr. Hooper served as a research director at Soane Technologies, Inc. From 1990 to 1993, he served in various product and business development positions at Air Products and Chemicals. Dr. Hooper currently serves as chairman of the board of RadPharm, Inc. and Magellan BioSciences, Inc., both of which are private life sciences companies. Dr. Hooper also serves on the board of Assay Designs, Inc., IBT Reference Lab, and Medifacts, all of which are private companies. He previously served as a member of the board of directors of ACLARA BioSciences and Cyclis Pharmaceuticals. Dr. Hooper holds a B.S. in Chemical Engineering from North Carolina State University and a Ph.D. in Chemical Engineering from the University of California, Berkeley.

R. John Fletcher has served as a director since March 2005. Mr. Fletcher is a founder and Chief Executive Officer of Fletcher Spaght, Inc., a Boston management consulting firm specializing in strategic development for high technology and healthcare companies. He is also managing partner of Fletcher Spaght Ventures, a venture capital fund. Prior to founding his firm in 1983, Mr. Fletcher was a senior member of The Boston Consulting Group (“BCG”), where he managed engagements relating to corporate and business unit strategies. Before joining The Boston Consulting Group, Mr. Fletcher taught international business at The Wharton School of the University of Pennsylvania. Earlier, Mr. Fletcher was a captain and jet pilot in the US Air Force. He holds an MA in finance from The Wharton School, an MBA from Southern Illinois University, and a BA from George Washington University. Mr. Fletcher is a member of the board of directors of AutoImmune Inc., Spectranetics, Inc., and Axcelis Technologies, Inc., all of which are public companies. He is also on the board of advisors of the Thayer School of Engineering at Dartmouth College, Children’s Hospital Boston, the School of Government and Business of George Washington University and the Photonics Center of Boston University.

Irwin Lerner has served as a director since September 1996. He is the former Chairman of the Board of Directors, Chairman of the Executive Committee, President and Chief Executive Officer of Hoffmann-LaRoche Inc., having retired in September 1993 after being an employee of that company for over 31 years. Mr. Lerner is the Chairman of the Board of Directors of Medarex, Inc. and serves as a director on the boards of Covance Inc. and Nektar Therapeutics, Inc. He served for twelve years on the Board of the Pharmaceutical Manufacturers Association (now PhRMA), including chairing the Association’s FDA Issues Committee and the PMA Foundation. Mr. Lerner has also served on the Boards of the National Committee for Quality Health Care, the Partnership for New Jersey and the Center for Advanced Biotechnology and Medicine of Rutgers University. He received his B.S. and MBA degrees from Rutgers University, where he is currently Distinguished Executive-in-Residence at the Rutgers Business School.

Joseph M. Limber has served as a director since February 2001. Since January 2004, Mr. Limber has been President and Chief Executive Officer at Prometheus Laboratories, Inc., a specialty pharmaceutical company committed to developing new ways to help physicians individualize patient care. From February 2003 to June 2003, Mr. Limber was a consultant and interim Chief Executive Officer for Deltagen, Inc., a provider of drug discovery tools and services to the bio pharmaceutical industry. Mr. Limber was a director at ACLARA BioSciences, Inc., a developer of assay technologies and lab-on-a-chip systems for life science research from 1998 to 2003. From 1998 to 2002, Mr. Limber was the President and Chief Executive Officer of ACLARA BioSciences, Inc. From 1996 to 1998, Mr. Limber was the President and Chief Operating Officer of Praecis Pharmaceuticals, a biotechnology company focused on the discovery and development of pharmaceutical products. Prior to this position, he served as Executive Vice President of SEQUUS Pharmaceuticals, Inc. Mr. Limber also held management positions in marketing and sales with Syntex Corporation from 1987 to 1992 and with Ciba-Geigy Corporation from 1975 to 1987. Mr. Limber holds a B.A. from Duquesne University.

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our shares of common stock as of September 20, 2005: (i) by each person (or group of affiliated persons) who we know to own beneficially more than five percent of our outstanding shares of common stock; (ii) by the individual who served as our chief executive officer during the fiscal year ended December 31, 2004; (iii) by the executive officer other than the chief executive officer who earned more than $100,000 in the fiscal year ended December 31, 2004 and who was employed by us on December 31, 2004; (iv) by each of our directors; and (v) by all of our current directors and executive officers as a group. As of September 20, 2005, we had 40,478,483 shares of common stock outstanding. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner*	Beneficially Owned Shares Number (1)	Percent Of Class
5% Stockholders

Great Point Partners LLC (2)	3,408,173	7.9%
2 Pickwick Plaza, Suite 450
Greenwich, CT 06870

A.M. Pappas & Associates, LLC (3)	3,295,953	8.1%
Emerging Technologies Center
7030 Kit Creek Road
Research Triangle Park, NC 27709

Named Executive Officers and Directors
Eric W. Linsley (4)	3,304,957	8.2%
Graham P. Allaway, Ph.D. (5)	830,993	2.0%
R. John Fletcher (6)	254,125	*	*
Samuel K. Ackerman, M.D. (7)	486,673	1.2%
John R. Barr (8)	197,346	*	*
Irwin Lerner (9)	13,996	*	*
Joseph M. Limber (10)	13,780	*	*
Thomas T. Higgins (11)	1,678	*	*
Jeremy Hayward-Surry (12)	16,180	*	*
Herbert H. Hooper, Ph.D. (13)	9,824	*	*
Peyton J. Marshall, Ph.D. (14)	22,708	*	*
All current directors and executive officers as a group (9 persons) (15)	4,953,236	11.8%

*	Address provided for beneficial owners of 5% or more of the outstanding common stock.
**	Indicates less than 1%.

(1)	Beneficial ownership of common stock is determined in accordance with the rules of the Securities and Exchange Commission, and includes shares for which the holder has sole or shared voting or investment power. Shares of our common stock subject to options currently exercisable or which become exercisable within 60 days of September 20, 2005 are deemed to be beneficially owned by the person holding such options and outstanding and, in accordance with the rules of the Securities and Exchange Commission, are included for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)	Consists of 105,000 shares of common stock and warrants exercisable for 1,387,298 shares of common stock held by Biomedical Value Fund, L.P., 567,500 shares of common stock and warrants exercisable for 1,257,750 shares of common stock held by Biomedical Offshore Value Fund LLC and 62,500 shares of common stock and warrants exercisable for 28,125 shares of common stock held by Jeffrey R. Jay, the managing member of Great Point Partners, LLC, investment advisor to the two funds above.

(3)	Consists of 3,259,342 shares of common stock and warrants exercisable for 28,125 shares of common stock held by A.M. Pappas Life Science Ventures I, L.P. and 3,963 shares of common stock held by A.M. Pappas Life Science Ventures I, L.P.’s general partner, AMP&A Management, LLC. AMP&A Management, LLC is managed by A.M. Pappas & Associates, LLC (“AMP&A”). AMP&A may be deemed a beneficial owner of these securities. Also consists of 4,523 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005 held directly by AMP&A. Mr. Linsley, a member of our Board of Directors, is a Partner with AMP&A. Mr. Linsley disclaims beneficial ownership of shares held by any of the above-listed entities, except to the extent of his pecuniary interest therein.

(4)	Consists of shares described in note (3) of which Mr. Linsley may be considered the beneficial owner and 2,754 shares of common stock and 6,250 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005 directly owned by Mr. Linsley. Mr. Linsley disclaims beneficial ownership of the shares described in note (3), except to the extent of his pecuniary interest therein.

(5)	Consists of 201,059 shares of common stock and 629,934 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005.

(6)	Consists of warrants exercisable for 225,000 shares of common stock held by Fletcher Spaght Ventures, LP and warrants exercisable for 22,500 shares of common stock held by Fletcher Spaght Venture Partners LLC. Mr. Fletcher is the Chief Executive Officer of Fletcher Spaght, Inc. Mr. Fletcher disclaims beneficial ownership of shares held by any of these entities, except to the extent of his pecuniary interest therein. Also consists of 6,625 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005.

(7)	Consists of 46,866 shares of common stock owned directly by Dr. Ackerman, 1,471 shares of common stock of which Dr. Ackerman may be considered the beneficial owner, as the securities are owned by his dependents, and 438,336 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005.

(8)	Consists of 53,824 shares of common stock, and 143,522 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005. Mr. Barr resigned from his position with Panacos as President and Acting Chief Financial Officer in July 2005.

(9)	Consists of 3,258 shares of common stock and 10,738 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005.

(10)	Consists of 980 shares of common stock and 12,800 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005.

(11)	Consists of 1,678 shares of common stock. Mr. Higgins resigned from his position with the Company as Chief Financial Officer in January 2005.

(12)	Consists of 8,480 shares of common stock and 7,770 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005.

(13)	Consists of 3,199 shares of common stock and 6,625 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005. Dr. Hooper has assigned the economic benefits of his outstanding stock options to Ampersand 1999 Limited Partnership (“AMP-99”) and Ampersand 1999 Companion Fund Limited Partnership (“AMP-99 CF”). AMP-99 Management Company Limited Liability Company is the general partner of AMP-99 and AMP-99 CF. Dr. Hooper is a non-managing member of AMP-99 Management Company Limited Liability Company. Dr. Hooper disclaims beneficial ownership of shares or options held by or attributed to any of the above-listed entities, except to the extent of his pecuniary interest therein.

(14)	Consists of 22,708 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005.

(15)	Consists of 3,928,395 shares of common stock, 1,146,239 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of September 20, 2005, and warrants exercisable for 275,625 shares of common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the number of shares of our common stock set forth opposite their names on the table below at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus supplement as follows:

Name	Number of Shares
SG Cowen & Co., LLC	3,300,000
Bear, Stearns & Co. Inc.	2,887,500
Needham & Company, LLC	1,072,500
Leerink Swann & Company	990,000

Total	8,250,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered hereby on a firm commitment basis may be terminated in the event of a material adverse change in economic, political or financial conditions. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. The underwriters are severally committed to purchase all of the shares of common stock being offered by us if any shares are purchased.

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement. The underwriters may offer the common stock to securities dealers at the price to the public less a concession not in excess of $0.38 per share. Securities dealers may reallow a concession not in excess of $0.10 per share to other dealers. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms from time to time.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 1,237,500 additional shares of common stock at the public offering price set forth on the cover page of the prospectus supplement less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of the common stock offered hereby. If the over-allotment option is exercised in full, the underwriters will purchase additional shares of common stock from us in approximately the same proportion as shown in the table above.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us.

		Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$10.50	$86,625,000	$99,618,750
Underwriting discount	0.63	5,197,500	5,977,125
Proceeds, before expenses, to us	9.87	81,427,500	93,641,625

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $343,000.

We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any such liabilities.

We, our directors, executive officers, senior management and certain institutional stockholders holding, in the aggregate, 7,891,030 shares, have agreed with the underwriters that, subject to certain exceptions, for a period of 90 days following the date of this prospectus supplement, they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of common stock or any securities convertible into or exchangeable for shares of common stock, provided that after the 60th day following the date of this prospectus supplement, such institutional stockholders will be permitted to dispose of up to an aggregate of 845,700 shares. This agreement does not apply to existing Rule 10b5-1 sales plans of our directors and executive officers. In addition, so long as the transferee agrees to be bound by the terms of the lock-up agreement, a director, executive officer or stockholder may transfer his, her or its securities by gift, for estate planning purposes or to affiliates. SG Cowen & Co., LLC and Bear, Stearns & Co. Inc. may, in their sole discretion, on behalf of the underwriters, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement.

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Covered short sales are sales made in an amount not greater than the number of shares available for purchase by the underwriters under their over-allotment option. The underwriters may close out a covered short sale by exercising their over-allotment option or purchasing shares in the open market. Naked short sales are sales made in an amount in excess of the number of shares available under the over-allotment option. The underwriters must close out any naked short sale by purchasing shares in the open market. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the shares of common stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the shares of common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be commenced and discontinued at any time.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Brown Raysman Millstein Felder & Steiner LLP, New York, New York.

EXPERTS

The consolidated financial statements of Panacos Pharmaceuticals, Inc. (formerly V.I. Technologies, Inc.) for each of the years in the three-year period ended December 31, 2004 have been incorporated by reference in this prospectus supplement and accompanying prospectuses in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report dated February 25, 2005 contains an explanatory paragraph that states that the Company has incurred significant recurring losses from operations, and its current cash balances as of

December 31, 2004 are not sufficient to support its operations over the next year. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ernst & Young LLP, independent auditors, have audited the Panacos Pharmaceuticals, Inc. financial statements for each of the three years in the period ended December 31, 2004 and the period from September 20, 1999 (inception) to December 31, 2004, as set forth in their report which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements. We have incorporated by reference the Panacos Pharmaceuticals, Inc. financial statements into the prospectus supplement and accompanying prospectuses and elsewhere in the registration statements in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PROSPECTUS

PANACOS PHARMACEUTICALS, INC.

$50,000,000

Common Stock

Warrants

We may from time to time issue up to $50,000,000 aggregate principal amount of common stock and/or warrants. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Investing in our securities involves risks.

See “ Risk Factors” on page A-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

THE DATE OF THIS PROSPECTUS IS SEPTEMBER 13, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

A-i

OUR BUSINESS

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” on page A-3.

Panacos Pharmaceuticals, Inc. (which we refer to as Panacos or the Company), formerly known as V.I. Technologies, Inc. is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. We concentrate exclusively on diseases with large markets, where there is a clear unmet need for more effective therapies. We believe that a major potential commercial advantage of the HIV market is the rapid clinical development and approval process for new drugs. The total time from initiation of clinical trials to market may be as little as four years, shorter than for many other disease indications. Our proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus fusion and virus maturation.

PA-457 is a small molecule, oral HIV drug candidate. It works by a mechanism different from that of approved drugs or other drugs in development, by blocking a key step in the processing of a viral core protein called capsid. This novel mechanism of action, called maturation inhibition, was discovered by Panacos scientists and their collaborators. Preclinical studies have shown that PA-457 retains full activity against drug-resistant virus, is effective in an animal model of HIV infection and should be suitable for use in combination therapy with other drugs.

On August 22, 2005, Panacos announced the successful completion of a Phase 2a clinical study of PA-457, and provided preliminary analysis of the results. The study met its primary endpoint by demonstrating a statistically significant reduction in the level of HIV in the blood, known as viral load, compared to placebo. The median reduction in viral load in the trial was greater than 1 log10, or a 90% decrease, at the highest dose. Study results indicated that the drug was generally well tolerated. A previous clinical study indicated that a single oral dose of PA-457 has antiviral activity in HIV-infected patients, including individuals infected with drug resistant strains. Clinical results to date will need to be confirmed and extended in longer term trials with larger patient numbers prior to approval.

We are preparing to initiate a Phase IIb study of PA-457 at multiple clinical sites in the U.S. In this study, PA-457 will be administered to HIV-infected patients in combination with other approved HIV drugs. The FDA recently indicated that PA-457 should be evaluated in two drug interaction studies prior to initiation of Phase IIb, to study the possible effects of co-administration of the drug with ritonavir or atazanavir. The FDA recommendation is based on a recent FDA consensus related to drugs that are metabolized by gluuronidation, like PA-457. We plan to perform the two studies recommended by the FDA.

The US Food and Drug Administration (FDA) has granted Fast Track designation to PA-457. Fast Track is a process designed to expedite development and approval of new drugs that may have the potential to improve treatment for serious or life-threatening diseases. Developers of Fast Tracked products have greater access to FDA resources as well as eligibility for rolling NDA submissions. In addition, Fast Track designation may enable priority FDA review and accelerated approval.

Prior to the Company’s merger with Panacos Pharmaceuticals, Inc. in March 2005, the INACTINE™ Pathogen Reduction System for red blood cells was V.I. Technologies, Inc.’s principal development stage program. The INACTINE™ system was being designed to inactivate a wide range of viruses, bacteria and lymphocytes from red blood cells and to remove soluble prion proteins with the goal of diminishing risk of transmission of pathogens in transfused blood. We have since determined to terminate the development program for the INACTINE™ system.

We were organized under the laws of the State of Delaware in December 1992. Our principal executive offices are located at 134 Coolidge Avenue, Watertown, Massachusetts 02472, and our telephone number is (617) 926-1551. Our website address is www.panacos.com. The contents of our website are not part of this prospectus.

Legal Proceedings

We entered into a lease in 2002 for 16,500 square feet of space near Boston, Massachusetts intended for use as a processing site for INACTINE™-treated red blood cells. In 2003, we concluded that this second site was not required and took steps to terminate our obligations under the lease, which would expire in 2008. In the fourth quarter of 2004, the landlord of that space filed a complaint in Middlesex Superior Court of the Commonwealth of Massachusetts against us seeking damages of not less than $531,905, plus attorney’s fees, representing a claim for damages relating to re-rental of the facility at a lower rental rate plus associated costs. In late 2004, based on the evidence then provided, namely the landlord’s affidavits, the trial court issued an order preventing the Company from using up to $300,000 of our assets except in the ordinary course of business, and further allowed an attachment of $250,000 of the Company’s funds as security for a potential judgment in the landlord’s favor. Since the court’s orders, we have sent certain discovery requests to the landlord, including a request for the production of documents to support the landlord’s claims. In response, the landlord has provided documents to support its calculations, however certain of the damages calculations remain unsupported and are disputed by us. A deposition for the landlord’s principal is currently noticed for August 31, 2005. We are vigorously defending against this claim and believe we have sufficient reserves to cover our estimated exposure related to this contingency.

On February 2, 2005, we were served with a complaint by an employee of the Melville, New York plant. This suit has been filed in the Supreme Court of the State of New York, County of Suffolk. The suit purports to be a class action in which the lead plaintiff, representing the class, claims that we underpaid overtime due to employees of the processing plant. The complaint alleges an amount in excess of $125,000 in unpaid overtime pay plus the costs of the action and reasonable attorney’s fees. Our motion to dismiss the class action allegations of the complaint was denied without prejudice to renew. We are currently considering our options to refile the motion to dismiss and have simultaneously entered into discussions regarding potentially settling the complaint.

Except as described above, we are not currently a party to any material pending legal proceedings.

RISK FACTORS

The following factors should be considered carefully in evaluating whether to purchase shares of Panacos common stock. These factors should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See “Where You Can Find More Information” on page A-20.

Risks Relating to Our Company

Our ability to successfully integrate the business operated by V.I. Technologies, Inc. and Panacos following our recent merger is uncertain.

V.I. Technologies, Inc. and Panacos, each of which previously operated independently, are in the process of integrating their businesses following the merger that was effected in March 2005. The integration will require efforts from each company, including the coordination of their general and administrative functions. For example, integration of administrative functions includes coordinating employee benefits, payroll, financial reporting, purchasing and disclosure functions. Delays in successfully integrating and managing employee benefits could lead to dissatisfaction and employee turnover. Problems in integrating purchasing and financial reporting could result in control issues, including unplanned costs. Diversion of management attention could result in delays in clinical programs. The combination of the two companies organizations may result in greater competition for resources and elimination of research and development programs that might otherwise be successfully completed. Management may have its attention diverted while trying to integrate the two companies, one of which is located in Watertown, Massachusetts and one of which is located in Gaithersburg, Maryland. Such diversion of management’s attention or difficulties in the transition process could have an adverse impact on us. Virtually all of the employees in the merged company work at either the Watertown facility or the Gaithersburg facility. The management team of the combined company has experience in attracting and retaining the technical personnel that will represent the majority of employees in the combined company. However, no assurance can be given that the combined company will succeed in its efforts to integrate the combined companies’ operations successfully.

We have historically incurred operating losses and we expect that these losses will continue.

We have historically incurred substantial operating losses due to our research and development activities and expect these losses to continue for the foreseeable future. As of December 31, 2004, V.I. Technologies, Inc. and Panacos had an accumulated deficit of approximately $169.3 million and $25.1 million, respectively. V.I. Technologies, Inc.’s fiscal year 2002, 2003 and 2004 net losses were $20.0 million, $22.4 million, and $18.2 million, respectively. Panacos’ fiscal year 2002, 2003 and 2004 net losses were $4.5 million, $4.5 million, and $12.0 million, respectively. V.I. Technologies, Inc.’s fiscal year 2002, 2003 and 2004 operating losses were $20.4 million, $22.1 million, and $18.1 million, respectively. Panacos’ fiscal year 2002, 2003 and 2004 operating losses were $4.5 million, $4.3 million and $12.0 million, respectively. We currently expect to continue research and development activities. We will expend significant amounts on research and development programs, including those relating to PA-457. The PA-457 clinical trial program is being conducted in various geographic locations, and clinical studies may occur in other geographic markets. In addition, prior to the end of 2005, we expect that PA-457 will progress to late stage Phase II trials. In parallel to the clinical development activities, we would increase expenditures for pre-commercial activities, such as planning for, and preliminary investments in, the scale-up of manufacturing of the drug, and marketing and distribution of the drug both in the United States and internationally. We also plan to evaluate marketing partnerships for distribution as well as to fund a portion of the late stage clinical development of the drug. These activities will take time and expense, both to identify the best partners and reach agreement on terms, and to negotiate and sign definitive agreements. We will actively seek new financing from time to time to provide financial support for new activities. However, at this time we are not able to assess the probability of success in our fundraising efforts or the terms, if any, under which we may secure financial support from strategic partners. We expect to continue to incur operating losses for the foreseeable future.

We will need additional capital in the future, but our access to such capital is uncertain.

Our current resources are insufficient to fund all of our commercialization efforts. As of July 31, 2005, we had cash on hand of approximately $12.8 million. We expect to spend approximately $2.0 million to $2.5 million in cash per month. We believe that our cash resources are adequate to meet our requirements into the first quarter of 2006. Our capital needs beyond the first quarter of 2006 will depend on many factors, including our research and development activities, the scope of our clinical trial program, the timing of regulatory approval for our products under development and the successful commercialization of our products. Our needs may also depend on the magnitude and scope of these activities, the progress and the level of success in our clinical trials, the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaboration and licensing arrangements, the establishment of collaboration and licensing arrangements and the cost of manufacturing scale-up and development of marketing activities, if undertaken by us. We do not have committed external sources of funding. If adequate funds are not available, we may be required to:

•	delay, reduce the scope of or eliminate one or more of our development programs;

•	obtain funds through arrangements with collaboration partners or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourself;

•	license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available; or

•	seek a buyer for all or a portion of our business, or wind down our operations and liquidate our assets.

If we raise additional funds by issuing additional stock, further dilution to our stockholders may result, and new investors could have rights superior to existing stockholders. If funding is insufficient at any time in the future, we may be unable to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

Our ability to continue as a going concern is dependent on future financing.

KPMG LLP, independent registered public accounting firm, has included an explanatory paragraph in their report on V.I. Technologies, Inc.’s consolidated financial statements for the fiscal year ended December 31, 2004, which highlights that the then current cash balances are insufficient to support operations until the end of 2005, thereby raising substantial doubt about V.I. Technologies, Inc.’s ability to continue as a going concern. Ernst & Young LLP, Panacos’ independent registered public accounting firm, has included a similar explanatory paragraph in their report on Panacos’ financial statements for the year ended December 31, 2004. The inclusion of a going concern explanatory paragraph in KPMG LLP’s report on the consolidated financial statements of V.I. Technologies, Inc. and in Ernst & Young LLP’s report on the financial statements of Panacos could have a detrimental effect on our stock price and ability to raise additional capital.

Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have not made any adjustments to the consolidated financial statements as a result of the outcome of the uncertainty described above.

Our success will depend on the products which we are and will be developing but may be unable to commercialize due to numerous factors, including regulatory requirements on both us and our customers.

The success of our business will depend on our successful development and commercialization of our products. Successful commercialization of our products under development depends, in significant part, on our ability to:

•	complete their development in a timely fashion;

•	demonstrate their safety and efficacy in clinical trials;

•	obtain and maintain patents or other proprietary protections;

•	obtain required regulatory approvals;

•	implement efficient, commercial-scale manufacturing processes;

•	obtain approval for reimbursement under health care systems; and

•	establish and maintain development, sales, marketing, and distribution collaborations.

PA-457 is our only product currently in active clinical trials. PA-457 has not been approved by the Food and Drug Administration for marketing in the United States or by regulatory authorities in other countries. The process of obtaining regulatory approvals is generally lengthy, expensive and uncertain. Satisfaction of pre-market approval or other regulatory requirements of the FDA, or similar requirements of non-United States regulatory agencies, typically takes several years, depending upon the type, complexity, novelty and intended purpose of the product. During fiscal years 2004, 2003 and 2002, V.I. Technologies, Inc. spent approximately $13.3 million, $18.5 million and $20.4 million on research and development, respectively. During fiscal years 2004, 2003 and 2002, Panacos spent approximately $11.2 million, $4.5 million and $4.4 million on research and development, respectively.

To obtain regulatory approvals for the commercial sale of our product candidates, we or our collaborators must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective. We or our collaborators may suspend or terminate clinical trials at any time for various reasons, including regulatory actions by the FDA or foreign regulatory agencies, actions by institutional review boards, failure to comply with good clinical practice requirements and concerns regarding health risks to the subjects of clinical tests. We recently discontinued our development of a product in Phase III clinical trials due to concerns that we would not be successful in addressing certain clinical and regulatory considerations in an economically feasible manner within a commercially reasonable time frame.

Delays in our clinical testing or approval from government authorities will lengthen our product development time, increase our product development costs and may impair our ability to commercialize our products and allow competitors to bring products to market before we do. For example, we recently announced a delay in the initiation of our Phase IIb clinical trial for PA-457 from the fourth quarter of 2005, as previously planned, until the first half of 2006. The FDA recently indicated that PA-457 should be evaluated in two drug interaction studies prior to initiation of Phase IIb, to study the possible effects of co-administration of the drug with ritonavir or atazanavir. The FDA recommendation is based on a recent FDA consensus related to drugs that are metabolized by a process known as gluuronidation, like PA-457. We plan to perform the two studies recommended by the FDA.

Even if our products receive approval for commercial sale, their manufacture, storage, marketing and distribution are and will be subject to extensive and continuing regulation in the United States by the federal government, especially the FDA, and state and local governments. The failure to comply with these regulatory requirements could result in enforcement action, including, without limitation, withdrawal of approval, which would harm our business. Later discovery of problems with our products may result in additional restrictions on the product, including withdrawal of the product from the market. Regulatory authorities may also require post-marketing testing, which can involve significant expenses. Additionally, governments may impose new regulations, which could further delay or preclude regulatory approval of our products or result in significantly increased compliance costs.

In similar fashion to the FDA, foreign regulatory authorities require demonstration of product quality, safety and efficacy prior to granting authorization for product registration which allows for distribution of the product for commercial sale. International organizations, such as the World Health Organization, and foreign government agencies including those for the Americas, Middle East, Europe, and Asia and the Pacific, have laws, regulations and guidelines for reporting and evaluating the data on safety, quality and efficacy of new drug products.

Although most of these laws, regulations and guidelines are very similar, each of the individual nations reviews all of the information available on the new drug product and makes an independent determination for product registration.

We cannot assure you that our efforts to commercialize PA-457, which is still in early-stage clinical trials, will succeed.

PA-457 is our only product currently in active clinical trials.

PA-457 is still in early stage clinical trials and involves a high degree of development, technical, regulatory and other risks. The results from pre-clinical studies and early clinical trials conducted by Panacos do not ensure that results obtained in later stage clinical studies of PA-457 will be satisfactory to the FDA or foreign regulatory authorities. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Completion of clinical trials may also be delayed by slower than anticipated patient enrollment, negative or inconclusive clinical results or other adverse circumstances occurring during the clinical trials. Therefore, we cannot ensure that clinical trials will demonstrate sufficient safety and efficacy to obtain required marketing approvals on a timely basis, if at all.

Positive results from preclinical studies or early clinical trials should not be relied upon as evidence that later or larger-scale clinical trials will succeed. Initial clinical trials of PA-457 have been conducted only in small numbers of patients that may not fully represent the diversity present in larger populations infected with HIV or the results of long-term drug administration, and thus the limited results Panacos obtained may not predict results from more prolonged studies in larger numbers of patients drawn from more diverse populations. These initial trials are not designed to assess the long-term efficacy of PA-457. We will be required to demonstrate through larger-scale clinical trials that these product candidates are safe and effective for use in a diverse population before we can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials. If PA-457 or any other product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, we would experience potentially significant delays in, or be required to abandon, development of that product candidate. If we delay or abandon our development efforts related to PA-457, we may not be able to generate sufficient revenues to become profitable, and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause the stock price to decrease significantly.

If we fail to establish relationships with strategic collaborators and distributors, we may be unable to market our products.

We intend to enlist strategic collaborators for sales, marketing and distribution support and for financial support in the development of our products. We will require marketing and distribution partners for the commercialization of our products. If we fail to develop new strategic partnerships for these purposes, the failure could delay or possibly inhibit the commercialization of our products.

For example, in order to effectively market our products outside the United States, we may need to secure foreign marketing partners who have a strong presence in such foreign markets. Securing new corporate collaborators is a time-consuming process, and we cannot guarantee that the negotiations with new collaborators will yield positive results. Even if we find additional corporate collaborators to assist in the commercialization of existing or new product candidates, the terms of the arrangements may not be favorable or acceptable to us.

If we do not successfully distinguish and commercialize our technology, we may be unable to compete successfully or to generate revenue significant to sustain our operations.

The biotechnology industry, including the fields of therapeutic products to treat HIV and serious infections, transfusion medicine, and the therapeutic use of blood products, is highly competitive and subject to significant and rapid technological change. Accordingly, our success will depend, in part, on our ability to respond quickly to such change through the development and introduction of new products.

Many of our competitors or potential competitors have substantially greater financial and other resources than we have and may also have for the viral inactivation of red cells, greater experience in conducting pre-clinical studies, clinical trials and other regulatory approval procedures as well as in marketing their products. Major competitors in the market for HIV drugs include large, publicly-traded pharmaceutical companies, such as GlaxoSmithKline, Bristol Myers Squibb, Pfizer, Roche, Johnson & Johnson, and Gilead, development stage public companies, such as Incyte and Vertex, and private development stage companies, such as Pharmasset. Major competitors in the market for pathogen inactivation systems include Baxter Healthcare, Gambro CBT, and Cerus. If we or our corporate partners commence commercial product sales, we or our corporate partners will be competing against companies with greater marketing and manufacturing capabilities.

Our ability to compete successfully against currently existing and future alternatives to our product candidates and systems, and competitors who compete directly with us in the pathogen reduction industry will depend, in part, on our ability to:

•	attract and retain skilled scientific and research personnel;

•	develop technologically superior products;

•	develop competitively priced products;

•	obtain patent or other required regulatory approvals for our products;

•	be early entrants to the market; and

•	manufacture, market and sell our products, independently or through collaborations.

Third-party reimbursement policies may adversely affect our ability to commercialize and sell our products and services.

Our ability to successfully commercialize our products depends in part on the extent to which appropriate levels of reimbursement for our products and related treatments are obtained from government authorities, private health insurers, third party payers, and other organizations, such as managed care organizations, or MCOs. Any failure by doctors, hospitals and other users of our products or systems to obtain appropriate levels of reimbursement could adversely affect our ability to sell these products and systems.

Federal legislation, enacted in December 2003, has altered the way in which physician-administered drug programs covered by Medicare are reimbursed, generally leading to lower reimbursement levels. The new legislation has also added an outpatient prescription drug benefit to Medicare, effective January 2006. In the interim, the U.S. Congress has established a discount drug card program for Medicare beneficiaries. Both benefits will be provided through private entities, which will attempt to negotiate price concessions from pharmaceutical manufacturers. These negotiations may increase pressures to lower prices. On the other hand, the drug benefit may increase the volume of pharmaceutical drug purchases, offsetting at least in part these potential price discounts. While the new law specifically prohibits the U.S. government from interfering in price negotiations between manufacturers and Medicare drug plan sponsors, some members of Congress are pursuing legislation that would permit de facto price controls on prescription drugs. In addition, the law triggers, for congressional consideration, cost containment measures for Medicare in the event Medicare cost increases exceed a certain level. These cost containment measures could include limitations on prescription drug prices. This legislation could adversely impact our ability to commercialize any of our products successfully.

Significant uncertainty exists about the reimbursement status of newly approved medical products and services. Reimbursement in the United States or foreign countries may not be available for any of our products, reimbursement granted may not be maintained, and limits on reimbursement available from third-party payers may reduce the demand for, or negatively affect the price of, our products. We anticipate that we will need to work with a variety of organizations to lobby government agencies for improved reimbursement policies for its products. However, we cannot guarantee that such lobbying efforts will take place or that they will ultimately be successful.

If we are unable to protect our intellectual property, we may not be able to operate our business profitably.

Our success will depend on our ability to develop proprietary products and technologies, to obtain and maintain patents, to protect trade secrets, and to prevent others from infringing on our proprietary rights. We have exclusive patents, licenses to patents or patent applications covering critical components of our technologies, including certain jointly owned patents. We also seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees and certain contractors. Patents, pending patent applications and licensed technologies may not afford adequate protection against competitors, and any pending patent applications now or hereafter filed by or licensed to us may not result in patents being issued. In addition, certain of our technology relies on patented inventions developed using university resources. Universities may have certain rights, as defined by law or applicable agreements, in such patents, and may choose to exercise such rights. Under the terms of a license agreement with the University of North Carolina, we are an exclusive licensee to certain technology, including patents and patent applications, that relate to certain of our product candidates, including PA-457. This license agreement imposes various commercialization, sublicensing, royalty and other obligations on us. If we fail to comply with these and other requirements, our license could convert from exclusive to non-exclusive or terminate entirely. Currently, we are in compliance with the terms of the license agreement, and we do not have any reason to believe that the license may be terminated. We cannot be certain that University of North Carolina’s confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that its trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others, disputes may arise as to the rights related to or resulting from the know-how and inventions. In addition, the laws of certain non-U.S. countries do not protect intellectual property rights to the same extent as do the laws of the United States. Medical technology patents involve complex legal and factual questions and, therefore, we cannot predict with certainty their enforceability.

We are a party to various license agreements that give us exclusive rights to use specified technologies applicable to research, development and commercialization of our products, including PA-457. The agreements pursuant to which such technology is used permit the licensors to terminate agreements in the event that certain conditions are not met. If these conditions are not met and the agreements are terminated, our product development, research and commercialization efforts may be altered or delayed.

Patents or patent applications, if issued, may be challenged, invalidated or circumvented, or may not provide protection or competitive advantages against competitors with similar technology. Furthermore, our competitors may obtain patent protection or other intellectual property rights for technology similar to ours that could limit our ability to use our technology or commercialize products that we may develop.

Litigation may be necessary to assert claims of infringement, to enforce patents issued to us, to protect trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. Litigation or interference proceedings could result in substantial additional costs and diversion of management focus. If we are ultimately unable to protect our technology, trade secrets or know-how, we may be unable to operate profitably. Although we have not been involved with any threats of litigation or negotiations regarding patent issues or other intellectual property, or other related court challenges or legal actions, it is possible that we could be involved with such matters in the future.

If we are unable to operate our business without infringing upon intellectual property rights of others, we may not be able to operate our business profitably.

Our success depends on our ability to operate without infringing upon the proprietary rights of others. We are aware that patents have been applied for and/or issued to third parties claiming technologies for decontamination of blood and blood products that may be similar to those needed by us. We endeavor to follow developments in these fields and we do not believe that our technologies and/or products infringe upon any proprietary rights of third parties. To the extent that planned or potential products turn out to be covered by patents or other intellectual property rights held by third parties, we would need a license under such patents or other intellectual property rights to continue development and marketing of our products. Any required licenses may not be available on acceptable terms, if at all. If we do not obtain such licenses, we may need to design around other parties’ patents or we may not be able to proceed with the development, manufacture or sale of our products.

Litigation may be necessary to defend against claims of infringement or to determine the scope and validity of the proprietary rights of others. Litigation or interference proceedings could result in substantial additional costs and diversion of management focus. If we are ultimately unsuccessful in defending against claims of infringement, we may be unable to operate profitably.

If we lose or are unable to hire and retain qualified personnel, we may not be able to develop our products and technology.

We are highly dependent on the members of our scientific and management staff. In particular, we depend on Dr. Samuel K. Ackerman, as our Chief Executive Officer. Although we believe we have been successful in attracting and retaining our employees, we may not be able to attract and retain personnel on acceptable terms, if at all, given the competition for such personnel among other companies and research and academic institutions. If we lose an executive officer or certain key members of our clinical or research and development staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and technology may be hindered. We have not purchased any key-man life insurance.

We use and generate hazardous materials in our research activities. Defending against any claims relating to the improper handling, storage, release or disposal of these materials could be time consuming and costly.

We are subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. It is possible that we will be required in the future to incur significant costs to comply with environmental and health and safety regulations. The research and development activities to be undertaken by us involve the use of hazardous materials, including chemicals that may cause cancer, volatile solvents, and biological materials, including materials infected with various viruses, including the Human Immunodeficiency Virus, Human T-Cell Lyphotrophic Virus, and Simian Immunodeficiency Virus. In addition, our operations produce, and will continue to produce, hazardous waste products in the future. Although we believe that our safety procedures for handling and disposing of such materials comply with the standard prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our insurance limits and our cash resources. We have general liability insurance that covers our use of hazardous materials and chemicals. The cost of the annual premium for this insurance is not material to us. We have not been notified that we have been the subject of any investigation relating to the generation of hazardous materials in the past.

We may face exposure to product liability claims.

We may face exposure to product liability and other claims due to allegations that our products cause harm. These risks are inherent in the ongoing Phase II clinical trials relating to PA-457 and in the testing, and future manufacturing and marketing of, our products. Although we currently maintain product liability insurance, such insurance may not be adequate and we may not be able to obtain adequate insurance coverage in the future at a reasonable cost, if at all. If we are unable to obtain product liability insurance in the future at an acceptable cost or to otherwise protect against potential product liability claims, we could be inhibited in the commercialization of our products which could have a material adverse effect on our business. We currently have a policy covering $10 million of product liability for our clinical trials. We do not have sales of any products. The coverage will be maintained and limits reviewed from time to time as we progress to later stages of our clinical trials and as the length of the trials and the number of patients enrolled in the trials changes. Currently, our annual premium for product liability insurance is approximately $250,000.

Risks Related to Panacos Stock

Our stock price is volatile and you may not be able to resell your shares at a profit.

We first publicly issued common stock on June 11, 1998 at $12.00 ($120.00 as adjusted for our recent reverse stock split) per share in our initial public offering. Between June 11, 1998 and August 28, 2005 the closing sale price has ranged from a high of $17.62 ($176.20 as adjusted for our recent reverse stock split) per share to a low of $2.49 per share. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

•	quarterly fluctuations in results of operations;

•	the announcement of new products or services by us or competitors;

•	sales of common stock by existing stockholders or the perception that these sales may occur;

•	adverse judgments or settlements obligating us to pay damages;

•	negative publicity;

•	loss of key personnel;

•	developments concerning proprietary rights, including patents and litigation matters; and

•	clinical trial or regulatory developments in both the United States and foreign countries.

In addition, overall stock market volatility has often significantly affected the market prices of securities for reasons unrelated to a company’s operating performance. In the past, securities class action litigation has been commenced against companies that have experienced periods of volatility in the price of their stock. Securities litigation initiated against us could cause us to incur substantial costs and could lead to the diversion of management’s attention and resources, which could have a material adverse effect on revenue and earnings.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock.

There are approximately 510,307,000 shares of authorized but unissued shares of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions, for anti-takeover purposes, and in other transactions, without obtaining stockholder approval, unless stockholder approval is required for a particular transaction under the rules of Nasdaq, Delaware law, or other applicable laws. We currently have no specific plans to issue shares of our common stock for any purpose. However, if our management determines to issue shares of our common stock from the large pool of such authorized but unissued shares for any purpose in the future without obtaining stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.

The sale of a substantial number of shares of our common stock could cause the market price of our common stock to decline and may impair our ability to raise capital through additional offerings.

We currently have outstanding warrants to purchase an aggregate of 5.3 million shares of our common stock. The shares issuable upon exercise of these warrants have been registered for resale, and thus could be sold at any time following their issuance. These shares represent approximately 13% of the total number of shares of our common stock that are currently outstanding.

Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our shareholders to sell our equity securities in the future.

Our executive officers, directors and holders of more than 5% of our common stock collectively beneficially own approximately 35% of the outstanding common stock as of August 25, 2005. In addition, approximately 1.2 million shares of common stock issuable upon exercise of vested stock options could become available for immediate resale if such options were exercised.

Sale or the availability for sale, of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

Anti-takeover provisions may frustrate attempts to replace our current management and discourage investors from buying our common stock.

Certain provisions of our restated certificate of incorporation and restated by-laws, as well as the Delaware General Corporation Law, or the DGCL, reduce the power of stockholders generally, even those with a majority of the voting power, to remove incumbent directors and to fill vacancies on the Board of Directors without the support of the incumbent directors.

In addition, our restated certificate of incorporation and restated by-laws provide that stockholder action may not be effected without a duly called meeting. Our restated certificate of incorporation and restated by-laws also do not permit our stockholders to call special meetings of stockholders. This effectively limits the ability of our stockholders to conduct any form of consent solicitation.

Provisions of the DGCL, our restated certificate of incorporation and restated by-laws could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of us without approval of our Board of Directors, even if such acquisition were beneficial to other stockholders. Moreover, the provisions of the DGCL and our restated certificate of incorporation and restated by-laws relating to the removal of directors and the filling of vacancies on the Board of Directors preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling, with its own nominees, the vacancies created by removal. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the common stock. Such provisions also allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;

•	anticipated agreements with marketing partners;

•	anticipated clinical trial timelines or results;

•	anticipated research and product development results;

•	projected regulatory timelines;

•	descriptions of plans or objectives of management for future operations, products or services;

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.

Please also see the discussion of risks and uncertainties under the heading “Risk Factors” on page A-3.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Company or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock; and/or

•	warrants to purchase common stock.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 550,000,000 shares of common stock, $0.01 par value per share. As of August 25, 2005, approximately 39,690,831 shares of common stock were issued and outstanding. The following description of our common stock and provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws are only summaries, and we encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the Securities and Exchange Commission.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on the Nasdaq National Market under the symbol “PANC.”

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Delaware Law and Certain Charter and By-law Provisions

The provisions of Delaware law and of our Restated Certificate of Incorporation and Amended and Restated By-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Staggered Board. Our charter provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our charter provides that directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the shares of our capital stock entitled to vote for the election of directors. Under our charter, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty as a director, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter and by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Stockholder Action; Special Meeting of Stockholders. Our charter provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our by-laws further provide that special meetings of our stockholders may be called only by our president or by our board of directors.

Advance Notice Requirements For Stockholder Proposals and Director Nominations. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Super-Majority Stockholder Vote Required for Certain Actions. The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s charter or by-laws, unless a corporation’s charter or by-laws, as the case may be, requires a greater percentage. Our charter requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal the staggered board and stockholder action provisions described in this section of this prospectus entitled “Delaware Law and Certain Charter and By-law Provisions.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Watertown, Massachusetts time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

EXPERTS

The consolidated financial statements of Panacos Pharmaceuticals, Inc. as of December 31, 2004 and December 27, 2003 and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report dated February 25, 2005 contains an explanatory paragraph that states that the Company has incurred significant recurring losses from operations, and its current cash balances as of December 31, 2004 are not sufficient to support its operations over the next year. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ernst & Young LLP, independent auditors, have audited the Panacos Pharmaceuticals, Inc. financial statements at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 and the period from September 20, 1999 (inception) to December 31, 2004, as set forth in their report which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements. We have incorporated by reference the Panacos Pharmaceuticals, Inc. financial statements into the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

MATERIAL CHANGES

On March 11, 2005, we announced that we had closed our merger with Panacos Pharmaceuticals, Inc., pursuant to the Agreement and Plan of Merger dated as of June 2, 2004, as amended on November 5, 2004, November 28, 2004, December 8, 2004, and February 14, 2005. The merger was approved by the stockholders of both V.I. Technologies, Inc. and Panacos at their respective meetings on March 10, 2005. Panacos stockholders received an aggregate of approximately 227,500,000 (22,750,000, as adjusted for our recent reverse stock split) shares of our common stock, or slightly over 80% of the outstanding shares of our common stock, after giving effect to the merger, and before giving effect to our 1:10 reverse stock split. The shares of our common stock issued to the Panacos stockholders were registered with the Securities and Exchange Commission on a Registration Statement on Form S-4 (Reg. No. 333-121416) (the “S-4 Registration Statement”) on February 14, 2005. Panacos stockholders received 6.75275 (0.67528, as adjusted for our recent reverse stock split) shares of our common stock for each share of Panacos common or preferred stock held by them at the effective time of the merger. This ratio was arrived at following negotiations among us, Panacos and our respective representatives, as described in detail in the S-4 Registration Statement. Please see Panacos’ Audited Financial Statements for the years ended December 31, 2004, 2003 and 2002 and the period from September 29, 1999 (inception) to December 31, 2004 included in the Company’s final form of prospectus filed under Rule 424(b)(1) on March 28, 2005 and incorporated herein by reference.

Our stockholders authorized our Board of Directors, at a special stockholder meeting held on March 10, 2005, to effect a reverse stock split of the common stock in the range of 1:5 to 1:20. Pursuant to this authorization, the Board approved a 1-for-10 reverse split of our common stock on March 14, 2005. As a result, shares held as of the close of business on March 14, 2005 were split and shares began trading on a post-split basis on Tuesday, March 15, 2005. Our shares outstanding after the effect of the 1-for-10 reverse split are approximately 38.2 million shares.

The impact of the 1-for-10 reverse split of the common stock on V.I. Technologies, Inc.’s previously filed consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004, as incorporated by reference into this Registration Statement, is as follows:

Our previously filed selected financial data:	December 31, 2004	December 27, 2003	December 28, 2002
Shares outstanding at year-end	54,455,141	45,929,875	22,771,821
Basic and diluted net loss per share	$(0.35)	$(0.67)	$(0.88)
Weighted average common shares used in computing basic and diluted net loss per share	52,489,145	33,359,934	22,752,222

Our adjusted selected financial data for a 1-for-10 reverse stock split made effective March 14, 2005:	December 31, 2004	December 27, 2003	December 28, 2002
Shares outstanding at year-end	5,445,514	4,592,988	2,277,182
Basic and diluted net loss per share	$(3.46)	$(6.70)	$(8.81)
Weighted average common shares used in computing basic and diluted net loss per share	5,248,915	3,335,993	2,275,222

On August 15, 2005, stockholders of V.I. Technologies, Inc. approved an amendment to V.I. Technologies, Inc.’s Restated Certificate of Incorporation to change the corporate name from V.I. Technologies, Inc. to Panacos Pharmaceuticals, Inc. V.I. Technologies, Inc. amended its Restated Certificate of Incorporation on August 15, 2005. The name change became effective on August 17, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at www.vitechnologies.com. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 3, 2005 (File No. 000-24241);

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2004, filed on April 26, 2005 (File No. 000-24241);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005 (File No. 000-24241);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 12, 2005 (File No. 000-24241);

•	Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 15, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on February 15, 2005 (File No. 000-24241);

•	Amendment No. 1 to our Current Report on Form 8-K, filed on February 16, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on February 22, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 7, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 9, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 10, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 16, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 17, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 31, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on April 26, 2005 (File No. 000-24241);

•	Our Current Reports on Form 8-K, filed on May 9, 2005 (File No. 000-24241);

•	Amendment No. 1 to our Current Report on Form 8-K dated May 9, 2005, filed on May 11, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on June 30, 2005, (File No. 000-24241);

•	Amendment No. 1 to our Current Report on Form 8-K dated June 30, 2005, filed on July 7, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on August 2, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on August 18, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on August 23, 2005 (File No. 000-24241); and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on May 13, 1998 (File No.000-24241), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No.000-24241) filed on February 26, 1998 and declared effective by the SEC on June 11, 1998, and any amendment or reports filed with the SEC for purposes of updating such description.

You may request, orally or in writing, a copy of these filings, which will be provided to you at no cost, by contacting Peyton J. Marshall, Executive Vice President and Chief Financial Officer, at our principal executive offices, which are located at 134 Coolidge Avenue, Watertown, Massachusetts; Telephone: (617) 926-1551.

To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

PROSPECTUS

V.I. TECHNOLOGIES, INC.

$50,000,000

Common Stock

Warrants

We may from time to time issue up to $50,000,000 aggregate principal amount of common stock and/or warrants. We will specify in an accompanying prospectus supplement the terms of the securities. We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in the accompanying prospectus supplement.

Investing in our securities involves risks.

See “ Risk Factors” on page B-3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

THE DATE OF THIS PROSPECTUS IS JULY 7, 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In any applicable prospectus supplements, we may add to, update or change any of the information contained in this prospectus.

B-i

OUR BUSINESS

The following is only a summary. We urge you to read the entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, please carefully consider the information provided under the heading “Risk Factors” on page B-3.

Overview

The Company is a development stage company involved in the discovery and development of the next generation of anti-infective products, focusing on small molecule, antiviral drugs for the treatment of Human Immunodeficiency Virus (HIV) infection and other major viral diseases. We concentrate exclusively on diseases with large markets, where there is a clear unmet need for more effective therapies. We believe that a major potential commercial advantage of the HIV market is the rapid clinical development and approval process for new drugs. The total time from initiation of clinical trials to market may be as little as four years, shorter than for many other disease indications. Our focus on small molecule antiviral compounds is the result of our recently completed merger with Panacos Pharmaceuticals, Inc., a development stage company dedicated to discovering and developing antiviral products based on novel targets in the viral life cycle.

Our scientists recently identified Maturation Inhibition as a new target for antiviral intervention. Maturation occurs at the end of a virus life cycle as HIV buds from an infected cell. It involves the processing of a key viral protein called capsid, which is required for the viral core to assemble correctly, thereby allowing the virus to become infectious. Our lead compound, PA-457, is the first in a new class of drugs called Maturation Inhibitors that are designed to block this process so that, following treatment, virus particles are defective and non-infectious.

Prior to the merger with Panacos, the INACTINE™ Pathogen Reduction system for red blood cells was Vitex’s principal development stage program. The INACTINE™ system is designed to inactivate a wide range of viruses, bacteria and lymphocytes from red blood cells and to remove soluble prion proteins with the goal of diminishing risk of transmission of pathogens in transfused blood.

Vitex’s Phase III chronic study of INACTINE™ red cells was placed on clinical hold by the FDA due to the availability of insufficient safety information, and was subsequently halted by us following a review by an independent data safety monitoring committee, or DSMC, in November 2003. In November 2004, we suspended enrollment in our Phase III surgical, or acute, study of INACTINE™, following identification of an immune response to INACTINE™-treated red cells in one patient in the study during ongoing immunologic testing of subjects enrolled in the trial. With the Phase III trial for INACTINE™ in chronic indications halted by Vitex, following the clinical hold by the FDA and the subsequent review by the DSMC, and enrollment suspended in the Phase III trial for INACTINE™ in acute indications, our ongoing development plan for INACTINE™ for chronic, acute or other indications is highly uncertain. We plan to review our investment in this program on a periodic basis and to explore outlicensing of the technology and other alternative methods of funding the program. If we are unable to implement such an alternative, we may decide to further reduce our activities in the INACTINE™ system, or to terminate the development program for INACTINE™ entirely.

We were organized under the laws of the State of Delaware in December 1992. Our principal executive offices are located at 134 Coolidge Avenue, Watertown, Massachusetts 02472, and our telephone number is (617) 926-1551. Our website address is www.vitechnologies.com. The contents of our website are not part of this prospectus.

INACTINE™ is a trademark of V.I. Technologies, Inc.

Legal Proceedings

We entered into a lease in 2002 for 16,500 square feet of space near Boston, Massachusetts intended for use as a processing site for INACTINE™-treated red blood cells. In 2003 we concluded that this second site was not required and took steps to terminate our obligations under the lease, which would expire in 2008. In the fourth quarter of 2004, the landlord of that space filed a complaint in Middlesex Superior Court of the Commonwealth of Massachusetts against us seeking damages of not less than $531,905, plus attorneys’ fees, representing a claim for damages relating to re-rental of the facility at a lower rental rate plus associated costs. While we have received some explanation concerning the landlord’s calculation of damages, including some written documentation, certain damages calculations remain unexplained and/or unsupported by written documentation. We are presently pursuing the landlord for supporting documentation for such calculations, which we continue to dispute. However, based on the information provided, namely the landlord’s affidavits, the trial court issued an order preventing us from using up to $300,000 of our assets except in the ordinary course of business, and further has allowed an attachment of $250,000 of our funds as security for a potential future judgment in the landlord’s favor. We are vigorously defending against this claim. We currently believe we have sufficient reserves to cover our estimated exposure related to this contingency.

On February 1, 2005, we were served with a complaint filed in the United States District Court for the Eastern District of New York by a former employee of the Melville, New York plasma processing plant, which was divested to Precision Pharma Services, Inc., or Precision, in August 2001. The complaint alleges that we underpaid overtime pay to this employee while he was employed at the Melville plant. On February 18, 2005, we filed a motion to dismiss the claim and, based on a review of the employee’s payroll records, believe that any overtime pay due to this employee would be less than $1,000. On April 5, 2005, the court conditionally denied our motion to dismiss and granted the employee thirty days to file an amended complaint that more clearly specifies the defendants responsible to pay him the overtime he alleges he is owed and the relevant time periods. On May 5, 2005, the employee filed his amended complaint in the United States District Court for the Eastern District of New York against us and Precision. The amended complaint includes federal and state overtime claims, as well as an ERISA claim. It also alleges that we insufficiently funded the employee’s 401(k) account. On May 10, 2005, the employee filed a second amended complaint in the United States District Court for the Eastern District of New York against us and Precision. The second amended complaint contains the same claims as the amended complaint. On June 16, 2005, the employee’s complaint against us was discontinued with prejudice.

On February 2, 2005, we were served with a second complaint by another employee of the Melville, New York plant. This suit, to which Precision is also a party, has been filed in the Supreme Court of the State of New York, County of Suffolk. The suit is a class action in which the lead plaintiff, representing the class, claims that we underpaid overtime due to employees of the processing plant. The complaint alleges an amount in excess of $125,000 in unpaid overtime pay plus the costs of the action and reasonable attorney’s fees due from the two defendants. We have also filed a motion to dismiss the class action allegations of the complaint. We are in the process of analyzing employee payroll records for the period in question, which, based on the statute of limitations, we believe to be from approximately February 1999 to August 2001, and we intend to contest the claim vigorously. We currently believe we have sufficient reserves to cover our estimated exposure related to this contingency.

Except as described above, we are not currently a party to any material pending legal proceedings.

RISK FACTORS

The following factors should be considered carefully in evaluating whether to purchase shares of VITEX common stock. These factors should be considered in conjunction with any other information included or incorporated by reference herein, including in conjunction with forward-looking statements made herein. See “Where You Can Find More Information” on page B-23.

Risks Relating to Vitex and Panacos as a Combined Company

The ability of VITEX and Panacos to successfully integrate their businesses following their merger is uncertain.

After the merger, VITEX and Panacos, each of which previously operated independently, plan to integrate their operations. The integration will require efforts from each company, including the coordination of their general and administrative functions. For example, integration of administrative functions includes coordinating employee benefits, payroll, financial reporting, purchasing and disclosure functions. Delays in successfully integrating and managing employee benefits could lead to dissatisfaction and employee turnover. Problems in integrating purchasing and financial reporting could result in control issues, including unplanned costs. Diversion of management attention could result in delays in clinical programs. The combination of VITEX’s and Panacos’ organizations may result in greater competition for resources and elimination of research and development programs that might otherwise be successfully completed. VITEX management may have their attention diverted while trying to integrate the two companies, one of which is located in Watertown, Massachusetts and one of which is located in Gaithersburg, Maryland. Such diversion of management’s attention or difficulties in the transition process could have an adverse impact on VITEX. VITEX had approximately 23 employees and Panacos had approximately 21 employees at the time the merger closed. Virtually all of the employees in the merged company work at either the Watertown facility or the Gaithersburg facility. The majority of VITEX personnel are scientists, clinical and regulatory professionals, engineers and individuals who process blood for experimental and clinical uses. Prior to the merger, Panacos was principally engaged in the development of innovative drugs to treat HIV and other serious viral diseases. The Panacos workforce consisted largely of scientists, clinical and regulatory professionals. The companies share a focus in innovative anti-infective technologies including extensive knowledge of how to kill or inactivate viruses and other agents such as bacteria that can cause disease in humans. The management team of the combined company has experience in attracting and retaining the technical personnel that will represent the majority of employees in the combined company. However, no assurance can be given that the combined company will succeed in its efforts to integrate the VITEX and Panacos operations successfully. The transition period is expected to be largely complete within three months following the closing of the merger.

Failure to integrate the companies’ operations successfully could result in delays in the companies’ clinical trial programs.

VITEX and Panacos merged with the expectation that the merger will result in beneficial synergies, including:

•	improved ability to raise new capital through access to new classes of investors focused on public companies engaged in anti-infective drug development;

•	shared expertise in developing innovative anti-infective technologies and the potential for technology collaboration;

•	a broader pipeline of products;

•	greater ability to attract commercial partners;

•	larger combined commercial opportunities; and

•	a broader portfolio of patents and trademarks.

Achieving these anticipated synergies and the potential benefits underlying the two companies’ reasons for the merger will depend on a number of factors, some of which include:

•	retention of scientific staff;

•	significant litigation, if any, adverse to Panacos and VITEX, including, particularly, product liability litigation and patent and trademark litigation; and

•	the ability of the combined company to continue development of VITEX and Panacos product candidates.

Patent litigation is costly, highly uncertain and can require a significant amount of management time and the time of key technical staff to prosecute or defend. An adverse patent ruling could affect our ability to successfully develop a product and affect the return on investment with the earlier introduction of competitive products should patent protection be ruled invalid or unenforceable. Litigation associated with a clinical trial could adversely affect the progress of the trial, consume significant resources in defending the claim and negatively affect the successful commercialization of the product. The consideration paid in the merger is based on the expectation of continued clinical and commercial development of the combined company’s products, and the associated protection provided by related intellectual property rights. In addition, significant litigation could impact the ability of the merged company to raise capital to fund the clinical development programs due to the associated cost and uncertainty.

Even if the two companies are able to integrate their operations, there can be no assurance that these anticipated synergies will be achieved. The failure to achieve such synergies could have a material adverse effect on the business, results of operations and financial condition of the combined company.

VITEX and Panacos historically incurred operating losses and these losses will continue after the merger.

VITEX and Panacos each historically incurred substantial operating losses due to their research and development activities and expect these losses to continue after the merger for the foreseeable future. As of December 31, 2004, VITEX and Panacos had an accumulated deficit of approximately $169.3 million and $25.1 million, respectively. VITEX’s fiscal year 2002, 2003 and 2004 net losses were $20.0 million, $22.4 million, and $18.2 million, respectively. Panacos’ fiscal year 2002, 2003 and 2004 net losses were $4.5 million, $4.5 million, and $12.0 million, respectively. VITEX’s fiscal year 2002, 2003 and 2004 operating losses were $20.4 million, $22.1 million, and $18.1 million, respectively. Panacos’ fiscal year 2002, 2003 and 2004 operating losses were $4.5 million, $4.3 million and $12.0 million, respectively. The combined company currently expects to continue research and development activities. After the merger, the combined company will expend significant amounts on the research and development programs previously undertaken by Panacos, including those relating to PA-457. The PA-457 clinical trial program is being conducted in various geographic locations, and clinical studies may occur in other geographic markets. In addition, prior to the end of 2005, PA-457 is expected to progress to late stage Phase II trials. In parallel to the clinical development activities, the combined company would increase expenditures for pre-commercial activities, such as planning for, and preliminary investments in, the scale-up of manufacturing of the drug, and marketing and distribution of the drug both in the United States and internationally. The combined company also plans to evaluate marketing partnerships for distribution as well as to fund a portion of the late stage clinical development of the drug. These activities will take time and expense, both to identify the best partners and reach agreement on terms, and to negotiate and sign definitive agreements. We will actively seek new financing from time to time to provide financial support for new activities. However, at this time we are not able to assess the probability of success in our fundraising efforts or the terms, if any, under which we may secure financial support from strategic partners. It is expected that we will continue to incur operating losses for the foreseeable future.

The combined company will need additional capital in the future, but its access to such capital is uncertain.

VITEX’s current resources are insufficient to fund all of the combined company’s commercialization efforts. As of May 31, 2005, VITEX had cash on hand of approximately $17.4 million. As described elsewhere in this prospectus, we closed on $20 million in financing in March 2005. The company expects to spend approximately $2.0 million to $2.5 million in cash per month. We believe that our cash resources following the rights offering described below are adequate to meet our requirements into the first quarter of 2006. On March 28, 2005, the SEC declared effective a registration statement for the offering of our common stock with a maximum value of $5.5 million through the distribution of subscription rights to our stockholders. The rights offering was concluded on April 29, 2005, and resulted in net proceeds of approximately $2.2 million. Our capital needs beyond the first quarter of 2006 will depend on many factors, including our research and development activities, the scope of our clinical trial program, the timing of regulatory approval for our products under development and the successful commercialization of our products. Our needs may also depend on the magnitude and scope of these activities, the progress and the level of success in our clinical trials, the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in or terminations of existing collaboration and licensing arrangements, the establishment of collaboration and licensing arrangements and the cost of manufacturing scale-up and development of marketing activities, if undertaken by the combined company. Other than the recently completed financing described in this prospectus, we do not have committed external sources of funding. If adequate funds are not available, the combined company may be required to:

•	delay, reduce the scope of or eliminate one or more of its development programs;

•	obtain funds through arrangements with collaboration partners or others that may require it to relinquish rights to technologies, product candidates or products that it would otherwise seek to develop or commercialize itself;

•	license rights to technologies, product candidates or products on terms that are less favorable to it than might otherwise be available; or

•	seek a buyer for all or a portion of its business, or wind down its operations and liquidate its assets.

If we raise additional funds by issuing additional stock, further dilution to our stockholders may result, and new investors could have rights superior to existing stockholders. If funding is insufficient at any time in the future, we may be unable to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

VITEX’s ability to continue as a going concern is dependent on future financing.

KPMG LLP, independent registered public accounting firm, has included an explanatory paragraph in their report on VITEX’s consolidated financial statements for the fiscal year ended December 31, 2004, which highlights that the then current cash balances are insufficient to support operations until the end of 2005, thereby raising substantial doubt about VITEX’s ability to continue as a going concern. Ernst & Young LLP, Panacos’ independent registered public accounting firm, has included a similar explanatory paragraph in their report on Panacos’ financial statements for the year ended December 31, 2004. The inclusion of a going concern explanatory paragraph in KPMG LLP’s report on the consolidated financial statements of VITEX and in Ernst & Young LLP’s report on the financial statements of Panacos could have a detrimental effect on VITEX’s stock price and ability to raise additional capital.

VITEX’s consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. VITEX has not made any adjustments to the consolidated financial statements as a result of the outcome of the uncertainty described above.

The success of the combined company will depend on the products and systems which it is and will be developing but may be unable to commercialize due to numerous factors, including regulatory requirements on both the combined company and its customers.

The success of the combined company’s business will depend on its successful development and commercialization of its products and systems. Successful commercialization of the combined company’s products and systems under development depends, in significant part, on its ability to:

•	complete their development in a timely fashion;

•	demonstrate their safety and efficacy in clinical trials;

•	obtain and maintain patents or other proprietary protections;

•	obtain required regulatory approvals;

•	implement efficient, commercial-scale manufacturing processes;

•	obtain approval for reimbursement under health care systems; and

•	establish and maintain development, sales, marketing, and distribution collaborations.

PA-457 is the only VITEX product currently in active clinical trials. Neither PA-457 or the INACTINE™ system has been approved by the Food and Drug Administration for marketing in the United States or by regulatory authorities in other countries. The process of obtaining regulatory approvals is generally lengthy, expensive and uncertain. Satisfaction of pre-market approval or other regulatory requirements of the FDA, or similar requirements of non-United States regulatory agencies, typically takes several years, depending upon the type, complexity, novelty and intended purpose of the product. The regulatory process includes pre-clinical (animal) studies and clinical (human) trials of each product to establish its safety and efficacy. During fiscal years 2004, 2003 and 2002, VITEX spent approximately $13.3 million, $18.5 million and $20.4 million on research and development, respectively. During fiscal years 2004, 2003 and 2002, Panacos spent approximately $11.2 million, $4.5 million and $4.4 million on research and development, respectively.

The combined company must provide the FDA and foreign regulatory authorities with pre-clinical and clinical data that demonstrate its products are safe and effective before they can be approved for commercial sale. In November 2004, VITEX suspended enrollment in its Phase III surgical, or acute, study for its lead product candidate, the INACTINE™ red cell system, following identification of an immune response to INACTINE-treated red cells in one patient in the study during ongoing immunologic testing of subjects enrolled in the trial. The suspension in enrollment means that both the Phase III trial of INACTINE™ for acute indications and the Phase III trial of INACTINE™ for chronic indications, described in more detail below, have been halted, in the case of the chronic trial, following a clinical hold by the FDA. Although no clinical consequences of the immune response in the acute trial are apparent based on review of available data, additional patients will not be enrolled in the trial pending full evaluation. VITEX has notified the FDA that it has suspended enrollment in the study. Since that time VITEX has conducted a series of experiments designed to identify treatment conditions which reduce the likelihood of an immune response that was observed in the Phase III trials. There is no guarantee that we will be able to design a technically and commercially feasible modification to the system such that the FDA will allow us to restart clinical trials of the INACTINE system. VITEX’s Phase III chronic study of INACTINE™ red cells was placed on clinical hold by the FDA due to the availability of insufficient safety information, and was subsequently halted by VITEX following a review by an independent data safety monitoring committee, or DSMC, in November 2003. The halting of the study by VITEX was due to antibody formation in sickle cell anemia patients receiving repeat transfusions of INACTINE™ treated red cells. The Phase III trial of INACTINE for chronic indications was designed to be conducted in two sequential parts, Part A and Part B. The purpose of Part A was to allow assessment of the safety of INACTINE™ -treated red cells in the patient population under study prior to proceeding to Part B. Enrollment in the chronic trial was stopped prior to initiation of Part B on the recommendation in November 2003 of the DSMC, which was charged with reviewing the data from Part A of the study, following the FDA’s clinical hold on the trial due to availability of insufficient safety information.

Prior to the suspension of the surgical trial, the FDA had expressed concerns regarding the licensing of the current INACTINE™ system for an acute indication in light of the presence of antibodies observed in the chronic trial, and has requested justification from VITEX for pursuit of an acute-only indication in the context of these findings. The FDA has also indicated that a control system with respect to an acute-only indication would be required to ensure that patients who have previously received red cells treated by the current INACTINE™ system do not receive INACTINE™ red cells in subsequent hospitalizations. VITEX has presented proposals to the FDA on supplemental clinical trials. However, the FDA has indicated that it will require the review of additional data, including the results of the Phase III trial for INACTINE™ in acute indications, before fully responding to VITEX’s proposals for additional clinical trials. The occurrence of an immune response in the acute trial and the decision to suspend enrollment in it will require us to formulate and present to the FDA a regulatory plan for approval of INACTINE that takes into account all findings to date, which is likely to significantly delay determination of any acceptable regulatory pathway. The FDA has indicated that any such regulatory plan for the acute-only indication must address the development of a control system, as described above. In addition, we believe that modifications to the current INACTINE™ process that are designed to reduce the likelihood of an immunologic response to treated red cells will also be required. At this time, we cannot determine the length of time required for us to develop such a regulatory plan, nor can we estimate the length of time required by the FDA to approve such a plan, or whether such a plan will be approved at all. Enrollment in the acute trial will continue to be suspended until such time as a regulatory plan is approved by the FDA and implemented by us, if ever. Prior to the suspension of enrollment in the acute study, the FDA also directed VITEX to implement additional patient safety monitoring procedures in the Phase III acute trial. VITEX implemented these procedures and, until accrual into the trial was suspended, were periodically updating the FDA on the trial data. While we believe that the steps taken addressed the FDA recommendations prior to suspending enrollment in the acute trial, further steps could be required by the FDA, should we continue enrollment in this study. VITEX also received from the FDA a written request for further information relating to an August 2004 amendment to our investigational new drug application (IND). The amendment included responses to questions raised by the FDA relating to procedures for patient safety monitoring used in the Phase III chronic study, which had been placed on clinical hold by the FDA due to the availability of insufficient safety information, and subsequently halted by VITEX following a DSMC review. VITEX has responded to the FDA’s request.

With the Phase III trial for INACTINE™ in chronic indications halted by VITEX, following the clinical hold by the FDA and the subsequent review by the DSMC, and enrollment suspended in the Phase III trial for INACTINE in acute indications, our ongoing development plan for INACTINE™ for chronic, acute or other indications is highly uncertain. We are unable to predict at this time whether the acute trial will resume or complete enrollment. We have begun preclinical testing on modifications to the current INACTINE™ process that are designed to reduce the likelihood of an immunologic response to treated red cells. However, to date we have yet to identify a set of conditions that will result in a reduction in the likelihood of an immunologic response and that is both technically and commercially feasible. There can be no assurance that we will be able to identify a set of conditions that will reduce the likelihood of an immune response that is also technically and commercially feasible. There also can be no assurance that we will be able to develop a control system that will be technically feasible, approved by the FDA, and economically viable. We plan to review our investment in this program on a periodic basis and to explore outlicensing of the technology and other alternative methods of funding the program. If we are unable to implement such an alternative, we may decide to further reduce our activities in the INACTINE system, or to terminate the development program for INACTINE entirely. These actions could result in restructuring charges, including impairment of our long-lived assets.

Delays in the combined company’s clinical testing or approval from government authorities will increase its product development costs and may impair its ability to commercialize its products and allow competitors to bring products to market before the combined company does.

Even if the combined company’s products receive approval for commercial sale, their manufacture, storage, marketing and distribution are and will be subject to extensive and continuing regulation in the United States by the federal government, especially the FDA, and state and local governments. The failure to comply with these regulatory requirements could result in enforcement action, including, without limitation, withdrawal of approval, which would harm the combined company’s business. Later discovery of problems with the combined company’s products may result in additional restrictions on the product, including withdrawal of the product from the market. Regulatory authorities may also require post-marketing testing, which can involve significant expenses. Additionally, governments may impose new regulations, which could further delay or preclude regulatory approval of the combined company’s products or result in significantly increased compliance costs.

In similar fashion to the FDA, foreign regulatory authorities require demonstration of product quality, safety and efficacy prior to granting authorization for product registration which allows for distribution of the product for commercial sale. International organizations, such as the World Health Organization, and foreign government agencies including those for the Americas, Middle East, Europe, and Asia and the Pacific, have laws, regulations and guidelines for reporting and evaluating the data on safety, quality and efficacy of new drug products. Although most of these laws, regulations and guidelines are very similar, each of the individual nations reviews all of the information available on the new drug product and makes an independent determination for product registration.

In addition to the regulatory requirements applicable to the combined company and its products and systems, there are regulatory requirements applicable to our prospective customers for the INACTINE™ system, which are the blood banks that process and distribute both blood and blood products. Blood banks, such as the American Red Cross and the New York Blood Center, will be required to obtain approved license supplements from the FDA before using products processed with VITEX pathogen reduction systems. FDA delays in approving these supplements may deter some blood centers from using VITEX products. In addition, blood centers that do submit supplements may face disapproval or delays in approval that could in turn cause further delay or deter them from using VITEX products.

The success of the combined company will also depend on the products and systems under development by the former Panacos, including PA-457, and we cannot assure you that the efforts to commercialize PA-457, which is still in early-stage clinical trials, will succeed.

PA-457, formerly developed by Panacos, is the only VITEX product currently in active clinical trials.

PA-457 is still in early stage clinical trials and involves a high degree of development, technical, regulatory and other risks. The results from pre-clinical studies and early clinical trials conducted by Panacos do not ensure that results obtained in later stage clinical studies of PA-457 will be satisfactory to the FDA or foreign regulatory authorities. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Completion of clinical trials may also be delayed by slower than anticipated patient enrollment, negative or inconclusive clinical results or other adverse circumstances occurring during the clinical trials. Therefore, the combined company cannot ensure that clinical trials will demonstrate sufficient safety and efficacy to obtain required marketing approvals on a timely basis, if at all.

Positive results from preclinical studies or early clinical trials should not be relied upon as evidence that later or larger-scale clinical trials will succeed. Initial clinical trials of PA-457 have been conducted only in small numbers of patients that may not fully represent the diversity present in larger populations infected with HIV or the results of long-term drug administration, and thus the limited results Panacos obtained may not predict results from more prolonged studies in larger numbers of patients drawn from more diverse populations. These initial trials are not designed to assess the long-term efficacy of PA-457. We will be required to demonstrate through larger-scale clinical trials that these product candidates are safe and effective for use in a diverse population before it can seek regulatory approvals for their commercial sale. There is typically an extremely high rate of attrition from the failure of drug candidates proceeding through clinical trials. If PA-457 or any other product candidate fails to demonstrate sufficient safety and efficacy in any clinical trial, the combined company would experience potentially significant delays in, or be required to abandon, development of that product candidate. If the combined company delays or abandons its development efforts related to PA-457, it may not be able to generate sufficient revenues to become profitable, and its reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause the stock price to decrease significantly.

If the combined company fails to establish relationships with strategic collaborators and distributors, it may be unable to market its products.

The combined company intends to enlist strategic collaborators for sales, marketing and distribution support and for financial support in the development of our products. The combined company will require marketing and distribution partners for the commercialization of its products. If the combined company fails to develop new strategic partnerships for these purposes, the failure could delay or possibly inhibit the commercialization of its products.

For example, in order to effectively market its products outside the United States, the combined company may need to secure foreign marketing partners who have a strong presence in such foreign markets. Securing new corporate collaborators is a time-consuming process, and we cannot guarantee that the negotiations with new collaborators will yield positive results. Even if we find additional corporate collaborators to assist in the commercialization of existing or new product candidates, the terms of the arrangements may not be favorable or acceptable to the combined company.

A small number of customers will determine market acceptance of some of the combined company’s products.

A defined number of blood collection services will dominate any market for the INACTINE™ system. In the United States, the American Red Cross and the America’s Blood Centers collect and distribute the vast majority of the nation’s supply of blood and blood components. Major U.S. blood centers include the New York Blood Center and the United Blood Services, which together distribute approximately 9 percent of the nation’s supply of blood and blood components. In Europe and Japan, various national blood transfusion services or Red Cross organizations collect, store and distribute virtually all of their respective nations’ blood and blood components supply. Failure to properly market, price or sell our products to any of these large customers could significantly diminish the combined company’s potential product revenue.

VITEX relies on a limited number of suppliers to manufacture its inactivation compound and other components of its INACTINE™ system for red cells.

VITEX’s INACTINE™ system uses a small molecule compound known as PEN110 to inactivate pathogens. VITEX has a contract with one manufacturer for PEN110 and will seek to qualify additional manufacturers to produce this compound to meet its anticipated commercialization requirements. If any of these additional manufacturers, which have not yet been identified, or its existing manufacturer cannot produce and deliver this compound in the required quantities, to the required standards, or in a timely manner, the combined company may face delays in the commercialization of the INACTINE™ system before it is able to identify alternate or additional manufacturers to meet these requirements.

The procedure for inactivating pathogens using the INACTINE™ system requires the use of an automated INACTINE™ system to deliver the compound into the red cell unit and a cell washing system to remove PEN110, plasma proteins and other impurities. VITEX worked with an engineering firm to develop the automated delivery system which is now being qualified for use in its clinical trials. This system and related system disposables could be manufactured by several suppliers and VITEX has not yet entered commercial supply agreements.

VITEX is currently using a cell washing system manufactured by Haemonetics, which it exclusively licenses from Haemonetics pursuant to a development and manufacturing agreement. When and if VITEX’s INACTINE™ system is commercialized, Haemonetics will provide contract manufacturing services for the cell washing equipment and associated disposables. If Haemonetics fails to deliver an adequate supply of the cell washing systems and disposables, the combined company would be required to identify other third-party manufacturers.

The combined company may not be able to identify manufacturers for the delivery system and disposables or to replace Haemonetics for the wash system and disposables on a timely basis or enter into contracts with such manufacturers on reasonable terms, if at all. Any delay in the availability of these systems and disposables could delay commercialization and subsequent sales of the INACTINE™ system. Furthermore, the inclusion of delivery and cell washing systems by new manufacturers could require the combined company to seek new approvals from governmental regulatory authorities, which could result in delays in product delivery. The combined company may not be able to receive any such required regulatory approvals.

If the combined company does not successfully distinguish and commercialize its technology, it may be unable to compete successfully or to generate revenue significant to sustain its operations.

The biotechnology industry, including the fields of therapeutic products to treat HIV and serious infections, transfusion medicine, and the therapeutic use of blood products, is highly competitive and subject to significant and rapid technological change. Accordingly, the combined company’s success will depend, in part, on its ability to respond quickly to such change through the development and introduction of new products and systems.

Many of the combined company’s competitors or potential competitors have substantially greater financial and other resources than VITEX has and may also have for the viral inactivation of red cells, greater experience in conducting pre-clinical studies, clinical trials and other regulatory approval procedures as well as in marketing their products. Major competitors in the market for HIV drugs include large, publicly-traded pharmaceutical companies, such as GlaxoSmithKline, Bristol Myers Squibb, Pfizer, Roche, Johnson & Johnson, and Gilead, development stage public companies, such as Incyte and Vertex, and private development stage companies, such as Pharmasset. Major competitors in the market for pathogen inactivation systems include Baxter Healthcare, Gambro CBT, and Cerus. If the combined company or its corporate partners commence commercial product sales, the combined company or its corporate partners will be competing against companies with greater marketing and manufacturing capabilities.

The combined company’s ability to compete successfully against currently existing and future alternatives to its product candidates and systems, and competitors who compete directly with it in the pathogen reduction industry will depend, in part, on its ability to:

•	attract and retain skilled scientific and research personnel;

•	develop technologically superior products;

•	develop competitively priced products;

•	obtain patent or other required regulatory approvals for the combined company’s products;

•	be early entrants to the market; and

•	manufacture, market and sell its products, independently or through collaborations.

Third-party reimbursement policies may adversely affect the combined company’s ability to commercialize and sell its products and services.

The combined company’s ability to successfully commercialize its products depends in part on the extent to which appropriate levels of reimbursement for its products and related treatments are obtained from government authorities, private health insurers, third party payers, and other organizations, such as managed care organizations, or MCOs. Any failure by doctors, hospitals and other users of the combined company’s products or systems to obtain appropriate levels of reimbursement could adversely affect the combined company’s ability to sell these products and systems.

Federal legislation, enacted in December 2003, has altered the way in which physician-administered drug programs covered by Medicare are reimbursed, generally leading to lower reimbursement levels. The new legislation has also added an outpatient prescription drug benefit to Medicare, effective January 2006. In the interim, the U.S. Congress has established a discount drug card program for Medicare beneficiaries. Both benefits will be provided through private entities, which will attempt to negotiate price concessions from pharmaceutical manufacturers. These negotiations may increase pressures to lower prices. On the other hand, the drug benefit may increase the volume of pharmaceutical drug purchases, offsetting at least in part these potential price discounts. While the new law specifically prohibits the U.S. government from interfering in price negotiations between manufacturers and Medicare drug plan sponsors, some members of Congress are pursuing legislation that would permit de facto price controls on prescription drugs. In addition, the law triggers, for congressional consideration, cost containment measures for Medicare in the event Medicare cost increases exceed a certain level. These cost containment measures could include limitations on prescription drug prices. This legislation could adversely impact the combined company’s ability to commercialize any of its products successfully.

Significant uncertainty exists about the reimbursement status of newly approved medical products and services. Reimbursement in the United States or foreign countries may not be available for any of the combined company’s products, reimbursement granted may not be maintained, and limits on reimbursement available from third-party payers may reduce the demand for, or negatively affect the price of, the combined company’s products. VITEX anticipates that the combined company will need to work with a variety of organizations to lobby government agencies for improved reimbursement policies for its products. However, VITEX cannot guarantee that such lobbying efforts will take place or that they will ultimately be successful.

If the combined company is unable to protect its intellectual property, it may not be able to operate its business profitably.

The combined company’s success will depend on its ability to develop proprietary products and technologies, to obtain and maintain patents, to protect trade secrets, and to prevent others from infringing on its proprietary rights. The combined company has exclusive patents, licenses to patents or patent applications covering critical components of its technologies, including certain jointly owned patents. We also seek to protect our proprietary technology and processes, in part, by confidentiality agreements with its employees and certain contractors. Patents, pending patent applications and licensed technologies may not afford adequate protection against competitors, and any pending patent applications now or hereafter filed by or licensed to us may not result in patents being issued. In addition, certain of the combined company’s technology relies on patented inventions developed using university resources. Universities may have certain rights, as defined by law or applicable agreements, in such patents, and may choose to exercise such rights. Under the terms of a license agreement with the University of North Carolina, we are an exclusive licensee to certain technology, including patents and patent applications, that relate to certain of our product candidates, including PA-457. This license agreement imposes various commercialization, sublicensing, royalty and other obligations on us. If we fail to comply with these and other requirements, our license could convert from exclusive to non-exclusive or terminate entirely. Currently, we are in compliance with the terms of the license agreement, and we do not have any reason to believe that the license may be terminated. We cannot be certain that their confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that their trade secrets will not otherwise become known or be independently discovered by competitors. To the extent that employees, consultants or contractors of the combined company use intellectual property owned by others, disputes may arise as to the rights related to or resulting from the know-how and inventions. In addition, the laws of certain non-U.S. countries do not protect intellectual property rights to the same extent as do the laws of the United States. Medical technology patents involve complex legal and factual questions and, therefore, the combined company cannot predict with certainty their enforceability.

The combined company is a party to various license agreements that give it exclusive rights to use specified technologies applicable to research, development and commercialization of its products, including PA-457. The agreements pursuant to which such technology is used permit the licensors to terminate agreements in the event that certain conditions are not met. If these conditions are not met and the agreements are terminated, the combined company’s product development, research and commercialization efforts may be altered or delayed.

Patents or patent applications, if issued, may be challenged, invalidated or circumvented, or may not provide protection or competitive advantages against competitors with similar technology. Furthermore, competitors of the combined company may obtain patent protection or other intellectual property rights for technology similar to the combined company’s that could limit its ability to use its technology or commercialize products that it may develop.

Litigation may be necessary to assert claims of infringement, to enforce patents issued to the combined company, to protect trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. Litigation or interference proceedings could result in substantial additional costs and diversion of management focus. If the combined company is ultimately unable to protect its technology, trade secrets or know-how, it may be unable to operate profitably. Although we have not been involved with any threats of litigation or negotiations regarding patent issues or other intellectual property, or other related court challenges or legal actions, it is possible that the combined company could be involved with such matters in the future.

If the combined company is unable to operate its business without infringing upon intellectual property rights of others, it may not be able to operate its business profitably.

The combined company’s success depends on its ability to operate without infringing upon the proprietary rights of others. We are aware that patents have been applied for and/or issued to third parties claiming technologies for decontamination of blood and blood products that may be similar to those needed by us. We endeavor to follow developments in these fields and we do not believe that our technologies and/or products infringe upon any proprietary rights of third parties. To the extent that planned or potential products turn out to be covered by patents or other intellectual property rights held by third parties, the combined company would need a license under such patents or other intellectual property rights to continue development and marketing of its products. Any required licenses may not be available on acceptable terms, if at all. If the combined company does not obtain such licenses, it may need to design around other parties’ patents or it may not be able to proceed with the development, manufacture or sale of its products.

Litigation may be necessary to defend against claims of infringement or to determine the scope and validity of the proprietary rights of others. Litigation or interference proceedings could result in substantial additional costs and diversion of management focus. If the combined company is ultimately unsuccessful in defending against claims of infringement, it may be unable to operate profitably.

If the combined company loses or is unable to hire and retain qualified personnel, it may not be able to develop its products and technology.

The combined company is highly dependent on the members of its scientific and management staff. In particular, the combined company depends on Dr. Samuel K. Ackerman, as the combined company’s Chief Executive Officer. Although we believe we have been successful in attracting and retaining our employees, we may not be able to attract and retain personnel on acceptable terms, if at all, given the competition for such personnel among other companies and research and academic institutions. If the combined company loses an executive officer or certain key members of its clinical or research and development staff or is unable to hire and retain qualified personnel, then its ability to develop and commercialize its products and technology may be hindered. We have not purchased any key-man life insurance.

The combined company uses and generates hazardous materials in its research activities. Defending against any claims relating to the improper handling, storage, release or disposal of these materials could be time consuming and costly.

The combined company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. It is possible that the combined company will be required in the future to incur significant costs to comply with environmental and health and safety regulations. The research and development activities to be undertaken by the combined company involve the use of hazardous materials, including chemicals that may cause cancer, volatile solvents, and biological materials, including materials infected with various viruses, including the Human Immunodeficiency Virus, Human T-Cell Lyphotrophic Virus, and Simian Immunodeficiency Virus. In addition, the operations of the combined company produce, and will continue to produce, hazardous waste products in the future. Although the combined company believes that its safety procedures for handling and disposing of such materials comply with the standard prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, the combined company could be held liable for any damages that result, and any such liability could exceed its insurance limits and its cash resources. Prior to the merger, both VITEX and Panacos had general liability insurance that covered their respective use of hazardous materials and chemicals, and the combined company also has insurance covering these matters. Prior to the merger, the cost of the annual premium for this insurance had not been material to either VITEX or Panacos, and it is not expected to be material to the combined company. We have not been notified that we have been the subject of any investigation relating to the generation of hazardous materials in the past.

The combined company may face exposure to product liability claims.

The combined company may face exposure to product liability and other claims due to allegations that its products cause harm. These risks are inherent in the suspended Phase III clinical trials relating to the INACTINE™ system and the ongoing Phase II clinical trials relating to PA-457 and in the testing, and future manufacturing and marketing of, the combined company’s products. Although we currently maintain product liability insurance, such insurance may not be adequate and the combined company may not be able to obtain adequate insurance coverage in the future at a reasonable cost, if at all. If the combined company is unable to obtain product liability insurance in the future at an acceptable cost or to otherwise protect against potential product liability claims, it could be inhibited in the commercialization of its products which could have a material adverse effect on its business. We currently have a policy covering $10 million of product liability for our clinical trials. We do not have sales of any products. The coverage will be maintained and limits reviewed from time to time as the combined company progresses to later stages of its clinical trials and as the length of the trials and the number of patients enrolled in the trials changes. The combined company intends to obtain a combined coverage policy that includes tail coverage in order to cover any claims that are made for any events that have occurred prior to the merger. Currently, our annual premium for product liability insurance is approximately $250,000 - $255,000.

Risks Related to Vitex Stock

Our stock price is volatile and you may not be able to resell your shares at a profit.

We first publicly issued common stock on June 11, 1998 at $12.00 ($120.00 as adjusted for our recent reverse stock split) per share in our initial public offering. Between June 11, 1998 and June 17, 2005 the closing sale price has ranged from a high of $17.62 ($176.20 as adjusted for our recent reverse stock split) per share to a low of $2.49 per share, which reflects our recent reverse stock split. The market price of our common stock could continue to fluctuate substantially due to a variety of factors, including:

•	quarterly fluctuations in results of operations;

•	the announcement of new products or services by the combined company or competitors;

•	sales of common stock by existing stockholders or the perception that these sales may occur;

•	adverse judgments or settlements obligating the combined company to pay damages;

•	negative publicity;

•	loss of key personnel;

•	developments concerning proprietary rights, including patents and litigation matters; and

•	clinical trial or regulatory developments in both the United States and foreign countries.

In addition, overall stock market volatility has often significantly affected the market prices of securities for reasons unrelated to a company’s operating performance. In the past, securities class action litigation has been commenced against companies that have experienced periods of volatility in the price of their stock. Securities litigation initiated against the combined company could cause it to incur substantial costs and could lead to the diversion of management’s attention and resources, which could have a material adverse effect on revenue and earnings.

We have a large number of authorized but unissued shares of common stock, which our management may issue without further stockholder approval, thereby causing dilution of your holdings of our common stock.

After the closing of the merger, the financing, and the reverse stock split, and the increase in the authorized shares of our common stock from 75,000,000 to 550,000,000, there are approximately 511,800,000 shares of authorized but unissued shares of our common stock. Our management will continue to have broad discretion to issue shares of our common stock in a range of transactions, including capital-raising transactions, mergers, acquisitions, for anti-takeover purposes, and in other transactions, without obtaining stockholder approval, unless stockholder approval is required for a particular transaction under the rules of Nasdaq, Delaware law, or other applicable laws. On March 28, 2005, the SEC declared effective a registration statement for the offering of our common stock with a maximum value of $5.5 million through the distribution of subscription rights to our stockholders. Under the terms of the rights offering, our stockholders of record as of March 9, 2005 received 0.8 subscription rights for each share of common stock they owned, thereby entitling them to purchase a maximum of 2,750,000 shares of our common stock at an exercise price of $2.00 per share. The rights offering expired on April 29, 2005 and we issued 1.2 million shares of common stock as part of the rights offering. We currently have no specific plans to issue shares of our common stock for any purpose. However, if our management determines to issue shares of our common stock from the large pool of such authorized but unissued shares for any purpose in the future without obtaining stockholder approval, your ownership position would be diluted without your further ability to vote on that transaction.

The sale of a substantial number of shares of our common stock could cause the market price of our common stock to decline and may impair the combined company’s ability to raise capital through additional offerings.

We currently have outstanding warrants to purchase an aggregate of 6,930,088 (692,993 as adjusted for our recent reverse stock split) shares of our common stock. The shares issuable upon exercise of these warrants have been registered for resale, and thus could be sold at any time following their issuance. These shares represent approximately 2% of the total number of shares of our common stock that are currently outstanding. In addition, under the terms of the Securities Purchase Agreement, we issued 47,175,000 (4,717,499, as adjusted for our recent reverse stock split) shares of common stock and warrants to purchase 47,175,000 (4,717,499 as adjusted for our recent reverse stock split) shares of our common stock. The resale of these shares of common stock and the shares underlying the warrants may be effected at any time. The shares issued under the Securities Purchase Agreement, together with the shares underlying the warrants issued under the Securities Purchase Agreement, represent approximately 52% of the total number of shares of our common stock outstanding immediately prior to the financing, but after the merger with Panacos.

Sales of these shares in the public market, or the perception that future sales of these shares could occur, could have the effect of lowering the market price of our common stock below current levels and make it more difficult for us and our shareholders to sell our equity securities in the future.

Our executive officers, directors and holders of more than 5% of our common stock collectively beneficially own approximately 75% of the outstanding common stock as of June 1, 2005. In addition, approximately 1,189,000, as adjusted for our recent reverse stock split, shares of common stock issuable upon exercise of vested stock options could become available for immediate resale if such options were exercised.

Sale or the availability for sale, of shares of common stock by stockholders could cause the market price of our common stock to decline and could impair our ability to raise capital through an offering of additional equity securities.

Anti-takeover provisions may frustrate attempts to replace our current management and discourage investors from buying our common stock.

Certain provisions of our restated certificate of incorporation and restated by-laws, as well as the Delaware General Corporation Law, or the DGCL, reduce the power of stockholders generally, even those with a majority of the voting power, to remove incumbent directors and to fill vacancies on the Board of Directors without the support of the incumbent directors.

In addition, our restated certificate of incorporation and restated by-laws provide that stockholder action may not be effected without a duly called meeting. Our restated certificate of incorporation and restated by-laws also do not permit our stockholders to call special meetings of stockholders. This effectively limits the ability of our stockholders to conduct any form of consent solicitation.

Provisions of the DGCL, our restated certificate of incorporation and restated by-laws could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, control of us without approval of our Board of Directors, even if such acquisition were beneficial to other stockholders. Moreover, the provisions of the DGCL and our restated certificate of incorporation and restated by-laws relating to the removal of directors and the filling of vacancies on the Board of Directors preclude a third party from removing incumbent directors without cause and simultaneously gaining control of the Board of Directors by filling, with its own nominees, the vacancies created by removal. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of the common stock. Such provisions also allow the Board of Directors to authorize the issuance of preferred stock with rights superior to those of the common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•	anticipated results of financing activities;

•	anticipated agreements with marketing partners;

•	anticipated clinical trial timelines or results;

•	anticipated research and product development results;

•	projected regulatory timelines;

•	descriptions of plans or objectives of management for future operations, products or services;

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.

Please also see the discussion of risks and uncertainties under the heading “Risk Factors” on page B-3.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to the Company or to any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we currently intend to use the net proceeds from this offering for general corporate purposes, including our internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in short-term, investment-grade, interest-bearing securities.

We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering.

THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We may sell from time to time, in one or more offerings:

•	common stock; and/or

•	warrants to purchase common stock.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 550,000,000 shares of common stock, $0.01 par value per share. As of June 1, 2005, approximately 39,507,476 shares of common stock were issued and outstanding. The following description of our common stock and provisions of our Restated Certificate of Incorporation and Amended and Restated By-laws are only summaries, and we encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the Securities and Exchange Commission.

Dividends, Voting Rights and Liquidation

Each stockholder of record is entitled to one vote for each outstanding share of our common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. After satisfaction of the dividend rights of holders of any preferred stock, holders of common stock are entitled to any dividend declared by our board out of funds legally available for that purpose. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing

Our common stock is listed on the Nasdaq National Market under the symbol “VITX.”

Transfer Agent and Registrar

American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Delaware Law and Certain Charter and By-law Provisions

The provisions of Delaware law and of our Restated Certificate of Incorporation and Amended and Restated By-laws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or our best interests.

Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Staggered Board. Our charter provides for the division of our board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, our charter provides that directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the shares of our capital stock entitled to vote for the election of directors. Under our charter, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us.

Limitation of Liability; Indemnification. Our charter contains provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty as a director, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of our directors and officers under federal securities laws. Furthermore, our charter and by-laws contain provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. These provisions do not limit or eliminate our right or the right of any stockholder of ours to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his duty of care to us. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Stockholder Action; Special Meeting of Stockholders. Our charter provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Our by-laws further provide that special meetings of our stockholders may be called only by our president or by our board of directors.

Advance Notice Requirements For Stockholder Proposals and Director Nominations. Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

Super-Majority Stockholder Vote Required for Certain Actions. The General Corporation Law of the State of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s charter or by-laws, unless a corporation’s charter or by-laws, as the case may be, requires a greater percentage. Our charter requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal the staggered board and stockholder action provisions described in this section of this prospectus entitled “Delaware Law and Certain Charter and By-law Provisions.”

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we so indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock in one or more series. We may issue warrants independently or together with common stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreement and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Watertown, Massachusetts time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Enforceability of Rights By Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through dealers or agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of such methods.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents, dealers or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Certain persons that participate in the distribution of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including over-allotment, stabilizing and short-covering transactions in such securities, and the imposition of penalty bids, in connection with an offering. Certain persons may also engage in passive market making transactions as permitted by Rule 103 of Regulation M. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will provide us with an opinion as to the legal matters in connection with the securities we are offering.

EXPERTS

The consolidated financial statements of V.I. Technologies, Inc. as of December 31, 2004 and December 27, 2003 and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report dated February 25, 2005 contains an explanatory paragraph that states that the Company has incurred significant recurring losses from operations, and its current cash balances as of December 31, 2004 are not sufficient to support its operations over the next year. Accordingly, this raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ernst & Young LLP, independent auditors, have audited the Panacos Pharmaceuticals, Inc. financial statements at December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 and the period from September 20, 1999 (inception) to December 31, 2004, as set forth in their report which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 2 to the financial statements. We have incorporated by reference the Panacos Pharmaceuticals, Inc. financial statements into the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

MATERIAL CHANGES

On March 11, 2005, we announced that we had closed our merger with Panacos Pharmaceuticals, Inc. (“Panacos”), pursuant to the Agreement and Plan of Merger dated as of June 2, 2004, as amended on November 5, 2004, November 28, 2004, December 8, 2004, and February 14, 2005. The merger was approved by the stockholders of both Vitex and Panacos at their respective meetings on March 10, 2005. Panacos stockholders received an aggregate of approximately 227,500,000 (22,750,000, as adjusted for our recent reverse stock split) shares of our common stock, or slightly over 80% of the outstanding shares of our common stock, after giving effect to the merger, and before giving effect to our 1:10 reverse stock split. The shares of our common stock issued to the Panacos stockholders were registered with the Securities and Exchange Commission on a Registration Statement on Form S-4 (Reg. No. 333-121416) (the “S-4 Registration Statement”) on February 14, 2005. Panacos stockholders received 6.75275 (0.67528, as adjusted for our recent reverse stock split) shares of our common stock for each share of Panacos common or preferred stock held by them at the effective time of the merger. This ratio was arrived at following negotiations among us, Panacos and our respective representatives, as described in detail in the S-4 Registration Statement. Please see Panacos’ Audited Financial Statements for the years ended December 31, 2004, 2003 and 2002 and the period from September 29, 1999 (inception) to December 31, 2004 included in the Company’s final form of prospectus filed under Rule 424(b)(1) on March 28, 2005 and incorporated herein by reference.

Our stockholders authorized our Board of Directors, at a special stockholder meeting held on March 10, 2005, to effect a reverse stock split of the common stock in the range of 1:5 to 1:20. Pursuant to this authorization, the Board approved a 1-for-10 reverse split of our common stock on March 14, 2005. As a result, shares held as of the close of business on March 14, 2005 were split and shares began trading on a post-split basis on Tuesday, March 15, 2005. Our shares outstanding after the effect of the 1-for-10 reverse split are approximately 38.2 million shares.

The impact of the 1-for-10 reverse split of the common stock on Vitex’s previously filed consolidated financial statements included in our Annual Report of Form 10-K for the year ended December 31, 2004, as incorporated by reference into this Registration Statement, is as follows:

Our previously filed selected financial data:	December 31, 2004	December 27, 2003	December 28, 2002
Shares outstanding at year-end	54,455,141	45,929,875	22,771,821
Basic and diluted net loss per share	$(0.35)	$(0.67)	$(0.88)
Weighted average common shares used in computing basic and diluted net loss per share	52,489,145	33,359,934	22,752,222

Our adjusted selected financial data for a 1-for-10 reverse stock split made effective March 14, 2005:	December 31, 2004	December 27, 2003	December 28, 2002
Shares outstanding at year-end	5,445,514	4,592,988	2,277,182
Basic and diluted net loss per share	$(3.46)	$(6.70)	$(8.81)
Weighted average common shares used in computing basic and diluted net loss per share	5,248,915	3,335,993	2,275,222

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov, and on our web site at www.vitechnologies.com. In addition, our stock is listed for trading on the Nasdaq National Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC’s web site.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 3, 2005 (File No. 000-24241);

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2004, filed on April 26, 2005 (File No. 000-24241);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on February 15, 2005 (File No. 000-24241);

•	Our Amendment No. 1 to Current Report on Form 8-K, filed on February 16, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on February 22, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on February 28, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 7, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 9, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 10, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 16, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 17, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on March 31, 2005 (File No. 000-24241);

•	Our Current Report on Form 8-K, filed on April 26, 2005 (File No. 000-24241);

•	Our Current Reports on Form 8-K, filed on May 9, 2005 (File No. 000-24241);

•	Our Amendment No. 1 to Current Report on Form 8-K dated May 9, 2005, filed on May 11, 2005 (File No. 000-24241); and

•	The description of our common stock contained in our Registration Statement on Form 8-A, filed on May 13, 1998 (File No.000-24241), which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No.000-24241) filed on February 26, 1998 and declared effective by the SEC on June 11, 1998, and any amendment or reports filed with the SEC for purposes of updating such description.

You may request, orally or in writing, a copy of these filings, which will be provided to you at no cost, by contacting John R. Barr, President, at our principal executive offices, which are located at 134 Coolidge Avenue, Watertown, Massachusetts; Telephone: (617) 926-1551.

To the extent that any statements contained in a document incorporated by reference are modified or superceded by any statements contained in this prospectus, such statements shall not be deemed incorporated in this prospectus except as so modified or superceded.

All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering are incorporated by reference and become a part of this prospectus from the date such documents are filed. Any statement contained in this prospectus or in a document incorporated by reference is modified or superceded for purposes of this prospectus to the extent that a statement contained in any subsequent filed document modifies or supercedes such statement.

8,250,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

SG Cowen & Co.

Bear, Stearns & Co. Inc.

Needham & Company, LLC

Leerink Swann & Company

October 5, 2005